AGREEMENT AND PLAN OF MERGER

dated as of September 14, 2018 by and among

THE PROVIDENCE SERVICE CORPORATION,

LOGISTICARE SOLUTIONS, LLC,

CATAPULT MERGER SUB, INC.,

CIRCULATION, INC.

and

FORTIS ADVISORS LLC

EXHIBITS

Exhibit A	-	Form of Written Consent of Company Stockholders
Exhibit B	-	Form of Non-Competition and Non-Solicitation Agreement
Exhibit C	-	Form of Certificate of Merger
Exhibit D-1	-	Form of Stockholder Letter of Transmittal
Exhibit D-2	-	Form of Optionholder Letter of Transmittal
Exhibit E	-	Form of Escrow Agreement
Exhibit F	-	Form of Management Incentive Plan
Exhibit G	-	Form of Retention Holdback Agreement
Exhibit H	-	Applicable Accounting Principles

SCHEDULES

Schedule 6.10	-	Affiliate Agreements

Company Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 14, 2018 by and among The Providence Service Corporation, a Delaware corporation (“Parent”), LogistiCare Solutions, LLC, a Delaware limited liability company (“Buyer”), Catapult Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), Circulation, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Equityholders’ Representative (the “Equityholders’ Representative”).

WHEREAS, the manager of Buyer (the “Manager”) and the respective boards of directors of Merger Sub and the Company (each, a “Board of Directors”) have each determined that the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, is advisable and in the best interests of their respective stockholders, and such Manager and Boards of Directors have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $0.00001 per share, of the Company (the “Company Common Stock”), and each share of the Series A Preferred Stock, par value $0.00001 per share, of the Company (the “Company Preferred Stock”), issued and outstanding immediately prior to the Effective Time, other than shares owned or held directly or indirectly by Parent, Buyer or the Company and other than Dissenting Shares, shall be converted into the right to receive the consideration set forth in this Agreement;

WHEREAS, immediately following the execution and delivery of this Agreement, it is anticipated that certain of the holders of Company Capital Stock holding sufficient type and number of shares of Company Capital Stock to adopt this Agreement and approve the Merger under all applicable state laws and the Company’s organizational documents will execute and deliver to the Company, and the Company shall thereafter deliver to Buyer a true, correct and complete copy of, a Written Consent which will constitute the Required Company Stockholder Vote;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of the Founder Shareholders is executing and delivering a Retention Holdback Agreement with the Company for the benefit of Buyer in the form of Exhibit G (the “Retention Holdback Agreements”) to become effective upon the Closing;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of the Key Employees is entering into an employment agreement with Buyer or the Company (the “Employment Agreements”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of the Key Persons is entering into a non-competition and non- solicitation agreement in the form of Exhibit B (the “Non-Competition and Non- Solicitation Agreements”); and

WHEREAS, Parent, Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also prescribe various conditions to the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I DEFINITIONS
SECTION 1.1.    Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, (i) the sale, license (other than the non-exclusive license of Company Products in the ordinary course of business consistent with past practices), disposition, transfer or acquisition of more than 20% or an otherwise material portion of the Business or assets of the Company, (ii) the issuance, disposition or acquisition of (a) capital stock of the Company (other than in connection with the exercise of any Company Option), (b) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire capital stock of the Company (other than the grant of Company Options, pursuant to the Company Option Plan, to newly hired employees of the Company in the ordinary course of business consistent with past practices) or (c) securities, instruments or obligations that are or may become convertible into or exchangeable for capital stock of the Company or (iii) any merger, consolidation, business combination, reorganization or similar transaction involving the Company in which the current holders of Company Capital Stock would no longer hold at least a majority of the outstanding Company Capital Stock as a result of such transaction.

“Action” means any action, litigation, claim, dispute, suit, proceeding, arbitral action, investigation, inquiry, mediation or criminal prosecution.

“Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Aggregate Exercise Price” means the aggregate exercise price of all Company Options (but excluding the aggregate exercise price of all Company Options, if any, to be canceled at the Effective Time pursuant to Section 2.7(c)) that are outstanding as of immediately prior to the Effective Time.

“Anti-Corruption Laws” means all Laws issued by any Governmental Authority that are designed or intended to address bribery or corruption (governmental or commercial), including Laws that prohibit the payment, offer, promise, authorization, or acceptance of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, government employee or commercial entity to obtain a business advantage, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery Act 2010, and all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Business” means the business and operations of the Company, as conducted as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York City, New York.

“Cash” means cash and Cash Equivalents, determined in accordance with GAAP.

“Cash Equivalents” means investment securities with original maturities of ninety
(90) calendar days or less.

“Cleanup” means all actions required by applicable Law to: (i) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre- remedial studies and investigations and post-remedial monitoring and care; or
(iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing Cash” means the aggregate amount of all Cash of the Company as of the close of business on the day immediately preceding the Closing Date.

“Closing Certificate” means a certificate of the Company, executed by the Chief Executive Officer and Chief Financial Officer of the Company and dated as of the Closing Date, certifying the Company’s calculation of the amount of (i) Closing Cash,

(ii) Closing Debt and (iii) Unpaid Company Transaction Expenses (in each case along with supporting detail and, in the case of Unpaid Company Transaction Expenses, an itemized list of each Company Transaction Expense and the Person to whom such amount will be owed as of the Effective Time). The Closing Certificate shall include a representation of the Company, certified by the Chief Executive Officer and Chief Financial Officer of the Company, that such certificate includes all Unpaid Company Transaction Expenses payable at or following the Closing.

“Closing Debt” means the aggregate amount of all Debt of the Company as of the close of business on the day immediately preceding the Closing Date.

“Closing Merger Consideration” means the product of (a) the Per Share Merger Consideration, multiplied by (b) the difference of (i) the Fully Diluted Common Number, minus (ii) the number of Company Options assumed by Parent at the Effective Time pursuant to Section 2.7(b).

“Closing Working Capital” means the amount of the Company’s (i) current assets, except that Cash shall not be a current asset for purposes of this definition, minus (ii) current liabilities, in each case as of the close of business on the day immediately preceding the Closing Date, which amount shall be calculated in accordance with the Applicable Accounting Principles.
“Code” means the Internal Revenue Code of 1986, as amended. “Company Benefit Plan” means each employee benefit plan (including any
“employee benefit plan” within the meaning of Section 3(3) of ERISA), and each stock purchase, stock option, restricted stock, stock unit, stock appreciation right, or other equity award or equity-based compensation, severance, employment, consulting, termination, retention, change-in-control, fringe benefit, collective-bargaining, bonus, incentive, deferred compensation, profit sharing, pension, retirement, 401(k),vacation or other paid or unpaid leave, group or individual health, dental, medical and life insurance, survivor benefits, and each other employee or retiree benefit or compensation plan, agreement, program, policy, funding mechanism or other arrangement, whether or not subject to ERISA, in each case, that is sponsored, maintained or contributed to by the Company for the present or future benefit of any current or former Company Employee, independent contractor, officer or director of the Company, or with respect to which the Company has or may have any present or future Liability or obligation.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Capital Stock Share” means the portion of the Closing Merger Consideration (including any Retention Holdback Amount) that that is allocated to Company Capital Stock relative to the total Closing Merger Consideration (less the product of the Per Share Merger Consideration and the Parent Shares).

“Company Employee” means each employee of the Company.

“Company IP” means all Intellectual Property Rights owned or purported to be owned by the Company.

“Company Option” means each outstanding option to purchase shares of Company Common Stock granted pursuant to the Company Option Plan.

“Company Option Plan” means the Company’s 2016 Equity Incentive Plan or 2017 Equity Incentive Plan, in each case as amended to date.

“Company Products” means those products and services made commercially available by or on behalf of the Company.

“Company Technology” means all Technology owned or purported to be owned by the Company.

“Company Transaction Expenses” means all fees and expenses incurred and payable in connection with (A) the negotiation, execution and delivery of this Agreement by the Company and (B) the Company’s solicitation, evaluation and negotiation of any offers to purchase a material portion of the Company Capital Stock prior to the date hereof or any unsolicited Acquisition Proposals received following the date hereof, including, in each case, (i) the fees and disbursements payable to legal counsel, financial advisors, consultants, accountants, service providers and other similar advisors that are payable by the Company in connection with the Transaction, (ii) the amount of all change of control, success, retention or similar bonus payments payable by the Company in connection with the consummation of the Merger and (iii) all other similar expenses or costs, in each case, incurred by the Company or any Equityholder (and payable by the Company in connection with the Transaction). For the avoidance of doubt, the following shall not constitute Company Transaction Expenses: (i) any severance payments provided in an employment agreement or offer letter arising as a result of any terminations of Company Employees who do not continue employment with Buyer immediately following the Effective Time and (ii) any “double trigger” change of control obligations.

“Confidentiality Agreement” means that Mutual Non-Disclosure Agreement, dated April 26, 2017, between Parent and the Company, as amended by Amendment No. 1 to Mutual Non-Disclosure Agreement, dated August 14, 2018, between Parent and the Company.

“Consulting Agreement” means that consulting agreement between John Brownstein and the Company;

“Contract” means any contract, agreement, indenture, note, bond, loan, undertaking, instrument, lease, license, purchase and sales order, conditional sales contract, mortgage or other arrangement, whether written or oral, including any and all amendments and modifications thereto.

“Copyrights” means copyrights and similar or equivalent rights with respect to Works of Authorship and all registrations of the foregoing and applications for the foregoing (including moral and economic rights, however denominated).

“Damages” means any liabilities, losses, damages, penalties, fines, costs or expenses (including reasonable outside attorney’s fees and expenses and reasonable expenses of other outside professionals), provided that “Damages” shall not include punitive or exemplary damages (except to the extent awarded to a third party).

“Databases” means all databases and other compilations and collections of data or information.

“Debt” means all obligations (including all obligations in respect of principal, accrued interest, make whole payments and premiums, commitment fees, successor fees, prepayment penalties and other amounts due on payment) of the Company for:
(i) borrowed money; (ii) notes, bonds, debentures or other similar instruments or arising out of indentures; (iii) capital lease obligations, (iv) in connection with any letter of credit, banker’s acceptance, surety, performance or appeal bond, or similar credit transaction, to the extent such credit transactions have been drawn upon; (v) hedging arrangements; or (vi) guarantees of obligations of the type described in clauses

(i) through (v).
“DGCL” means the General Corporation Law of the State of Delaware. “Employee Company Option Share” means the portion of the Closing Merger
Consideration (including applicable exercise price) that that is allocated to Company Options held by Employee Optionholders relative to the total Closing Merger

Consideration (less the product of the Per Share Merger Consideration and the Parent Shares).

“Employee Optionholder” means each holder of a Company Option who is (i) a Company Employee or (ii) an advisor or consultant of the Company (including John Brownstein, Adam Lovett and Jon Kaplan).

“Encumbrance” means any security interest, pledge, mortgage, deed of trust, lien, charge, collateral assignment, exclusive Intellectual Property License, option to obtain an exclusive Intellectual Property License, restriction on transfer (such as a right of first refusal or other similar rights) or other similar encumbrance.

“Environmental Claim” means any Action, audit, investigation or other written notice by any Person alleging Liability (including potential Liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) any Hazardous Materials Activity, (ii) the presence, release or threatened release of any Hazardous Materials by the Company, or (iii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any Law pertaining to pollution, the protection of human health or the environment, and land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof) or otherwise relating to Hazardous Materials Activity.

“Equityholder” means any holder of Company Capital Stock or vested Company Options that has not perfected its appraisal rights pursuant to Section 3.2.

“Equityholder Expense Amount” means $100,000.

“Equityholder Expense Fund” means the Equityholder Expense Amount less the Parent Expense Fund Portion.
“ERISA” means the Employee Retirement Income Security Act of 1974. “ERISA Affiliate” means any entity (whether or not incorporated) other than the
Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Founder Shareholders” means Robin Heffernan and John Brownstein.

“Fraud” means actual fraud under Delaware law (including the requisite elements of (i) false representation, usually one of fact, (ii) knowledge or belief that the representation was false (i.e., scienter), (iii) intention to induce the claimant to act or refrain from acting, (iv) the claimant’s action or inaction was taken in justifiable reliance upon the representation, and (v) the claimant was damaged by such reliance).

“Fully Diluted Common Number” shall equal (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock that are issuable upon the conversion in full of all shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Company Options that are outstanding as of immediately prior to the Effective Time, less
(iv) the aggregate number of shares of Company Capital Stock, if any, to be canceled at the Effective Time pursuant to Section 2.6(a), less (v) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Company Options, if any, to be canceled at the Effective Time pursuant to Section 2.7(c).

“Fundamental Representations” means the representations and warranties made by the Company in Section 4.1, Section 4.3, Section 4.9 and Section 4.21.

“GAAP” means generally accepted accounting principles in the United States as of the applicable date.

“Government Official” means any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any (i) Governmental Authority, (ii) any political party official or candidate for political office, (iii) any company, business, enterprise or other entity owned or controlled by any Person described in the foregoing clauses (i) or (ii), (iv) any officers or employees of state- owned or controlled enterprises, or (v) family member or close business associate of any Person described in the foregoing clauses. For purposes of this definition, (A) a “family member” of a Government Official includes a spouse, sibling, parent or child of the Government Official and (B) a “close business associate” of a Government Official includes all persons who are current or former partners, co-owners, joint-venture partners, or co-investors with, or consultants or advisors to, or have any other common financial interest or significant personal relationship with the Government Official.

“Governmental Authority” means any government, any governmental entity, commission, board, regulatory or administrative authority, agency or self-regulatory organization, stock exchange and any court, tribunal or judicial body, whether federal, state, county, local or foreign, and any instrumentality of any of the foregoing.

“Governmental Health Care Programs” means all health benefit programs that are sponsored by a Governmental Authority and in which the Company participates (or at one time did participate in as to compliance during that participation period), whether pursuant to one or more Contracts with the applicable Governmental Authority or otherwise, including “Federal health care programs” as defined by 42 U.S.C. § 1320a-

7b(f), Medicaid, Medicare, Medicare Advantage (including Special Needs Plans), Medicare Part D, TRICARE, dual eligible initiatives and other demonstration programs sponsored by any Governmental Authority.

“Governmental Order” means any order, writ, award, judgment, injunction or decree issued, promulgated or entered by any Governmental Authority.

“Hazardous Material” means any material or substance that is prohibited or regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“Hazardous Materials Activity” means the handling, transportation, transfer, recycling, storage, use, treatment, removal, remediation, release, disposal, arrangement for disposal, exposure of others to, or distribution of any Hazardous Material.

“Health Care Laws” means all applicable Laws pertaining to health care regulatory matters applicable to the operations of the Company, including, without limitation, (a) fraud and abuse (including without limitation the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); Sections 1320a-7,1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)) and the Stark Act (42 U.S.C. § 1395nn); (b) Government Health Care Programs; (c) all Information Laws and (d) any other Healthcare Law or regulation of any Governmental Authority which regulates physician self-referral, kickbacks, patient or program reimbursement, program claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs, licensure, accreditation or any other aspect of providing health care services applicable to the operations of the Company.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and as enacted through regulation and Governmental Authority guidance.

“Indemnified Taxes” means, without duplication, (i) Taxes of the Company for all Pre-Closing Tax Periods, and (ii) Taxes of any Person imposed on the Company (A) as a transferee or successor by reason of a transaction occurring before the Closing, (B) pursuant to a Contract entered into before the Closing, (C) pursuant to Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or foreign law) by reason of the Company’s having been a member of a consolidated, combined or affiliated group prior to the Closing and (D) arising from the inclusion of any income or gain by the Company in any Post-Closing Tax Period (i) under Section 453 of the Code (or any similar provision of state, local or foreign Law) in respect of any transaction occurring prior to the Closing or (ii) under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) in respect of any reacquisition occurring at or prior to the Closing, in each case to the extent such Taxes exceed current taxes payable in respect thereof set forth on the Closing Statement as finally determined; provided, however, in no event shall Indemnified Taxes include any amount of Taxes arising out of any action or transaction undertaken by Buyer outside the ordinary course of business on the Closing Date after the Closing or any election under Section 338 of the Code (or similar election under state, local or non-U.S. Tax law) filed with respect to the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, Indemnified Taxes shall be computed without regard to any net operating losses or credits attributable to a Post-Closing Tax Period and available as a carryback to any Pre-Closing Tax Period. In the case of a Straddle Period, the amount of any Tax of the Company that is allocable to the portion of a Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), provided, however, that the amount of any real property, personal property or other ad valorem Tax of the Company that is allocable to the portion of a Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period that ends on the Closing Date and the denominator of which is the total number of days in the entire Straddle Period. For purposes of clause (i) of “Indemnified Taxes,” any deductions in respect of Company Transaction Expenses shall be allocated to the Pre-Closing Tax Period to the extent (i) such deductions have not reduced Taxes payable in connection with the final determination of Closing Working Capital and (ii) such allocation to such Tax period is permitted by applicable Law.
“Indemnity Cap” means an amount equal to the Indemnity Escrow Fund. “Indemnity Escrow Amount” means $5,500,000.
“Indemnity Escrow Fund” means the Indemnity Escrow Amount less the Parent Indemnity Escrow Fund Portion.

“Independent Accountant” means EY LLP or such other accounting firm as mutually agreed by Buyer and the Equityholders’ Representative.

“Intellectual Property License” means any license, sublicense, right, covenant, non-assertion, permission, immunity, consent, release or waiver under or with respect to any Intellectual Property Rights or Technology.

“Intellectual Property Rights” means any (i) Patent Rights; (ii) rights with respect to Marks, and all registrations for Marks and applications to register Marks;
(iii) Copyrights; (iv) rights with respect to Trade Secrets; (v) rights with respect to Domain Names, including registrations for Domain Names; (vi) rights with respect to Databases, including registrations of these rights and applications to register these rights;
(vii) to the extent not otherwise included in the foregoing, rights with respect to Technology; (viii) renewals, reissues, reversions, reexaminations, or extensions of any of the foregoing; and (ix) all other intellectual property rights.

“IRS” means the United States Internal Revenue Service.

“Key Employees” means Robin Heffernan, Jared Hawkins, the Specified Employees, Lou Grossi, Sue Aman and Matthew Murphy.
“Key Persons” means the Founder Shareholders and Jared Hawkins. “Knowledge of the Company” or “the Company’s Knowledge” and any other phrases of similar import means, with respect to any matter in question relating to the Company, the actual knowledge of Robin Heffernan, John Brownstein, Jared Hawkins, Caitlin Donovan, Cindy Nguyen or Adam Lovett after due inquiry of such fact or matter (such due inquiry shall include the reasonable inquiry of the such fact or matter with the direct reports of such Person).

“Law” means any federal, state, county, local or foreign statute, law, ordinance, common law, Governmental Order, regulation, rules, code, Government Authority guidance, other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and supranational bodies and all civil or other codes promulgated by a Governmental Authority.

“Liability” means any and all debts, liabilities, Taxes and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or known or unknown.

“Marks” means trademarks, service marks, logos and design marks, trade dress, trade names, distinctive advertising taglines, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing.

“Material Adverse Effect” means any state of facts, condition, change, development, event or effect (each, an “Effect”) that, either alone or in combination with any other Effect(s), is, or would be reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), Liabilities, financial condition, or operations of the Company, except for any such Effect to the extent it results from:
(i) the outbreak or escalation of war, hostilities or terrorist activities, either in the United States or abroad; (ii) general economic or political conditions or events, circumstances,

changes or effects affecting the securities market generally; (iii) any failure by the Company to meet any projections, budgets or estimates of revenue or earnings for any period ending on or after the date of this Agreement (but not the underlying Effect or combination of Effects that gave rise to such failure, except to the extent that any such Effect is otherwise to be disregarded under clauses (i), (ii) or (iv)); (iv) changes in any applicable law or GAAP or other accounting standards; (v) the announcement or pendency of this Agreement and the transactions contemplated by this Agreement, (vi) any action or inaction taken by the Company that is expressly required by the terms of this Agreement, or (vii) any actions taken, or failure to take action, in each case, to which Parent and/or Buyer has in writing expressly approved, consented to or requested,; provided, however, that in each of clauses (i), (ii) and (iv), such Effects do not have a materially disproportionate effect on the Company relative to other companies in the Company’s industry.

“Merger Consideration” means a dollar amount equal to (a) the sum of
(i) $57,500,000, (ii) Closing Cash, (iii) the Aggregate Exercise Price and (iv) the amount of the Working Capital Overage, if any, less (b) the sum of (i) Unpaid Company Transaction Expenses, (ii) Closing Debt and (iii) the amount of the Working Capital Underage, if any.

“Non-Negotiated Vendor Contract” means a Contract that meets all of the following conditions: (i) such Contract grants to the Company a non-exclusive license to download or use generally commercially available, non-customized Software or a non- exclusive right to access and use the functionality of such Software on a hosted or “software-as-a-service” basis (and does not include any other Intellectual Property License material to the Business); (ii) such Contract is on the vendor’s standard terms (e.g., a “shrink-wrap” or “click-through” Contract) and such terms have not been materially modified during negotiations with the Company; (iii) the Software is not distributed or otherwise material to the provision of any Company Product; (iv) the Contract does not require the Company to pay any license fee, subscription fee, service fee or other amount except for a one-time license fee of no more than $100,000 or ongoing subscription or service fees of no more than $50,000 per year; and (v) the Contract is not a license for Open Source Software.

“Open Source Software” means any software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Parent Average Stock Price” means the volume weighted average price of Parent Stock as reported on the Nasdaq Global Select Stock Market for the thirty consecutive trading days ending on, and including, the third trading day prior to the date of this Agreement. For the avoidance of doubt and to clarify, if the date of this Agreement occurs on a Thursday, the last closing sales price used for the averaging period would be the closing sales price for the preceding Monday.

“Parent Indemnity Escrow Fund Portion” means Parent’s Pro Rata Share of the Indemnity Escrow Amount.

“Parent Expense Fund Portion” means Parent’s Pro Rata Share of the Equityholder Expense Amount.
“Parent Stock” means the common stock, $0.001 par value per share, of Parent. “Patent Rights” means all granted patents (including utility, utility model, expired, abandoned and design patents), patent applications (including provisionals, national, regional and international applications, as well as original, expired, abandoned, continuation, continuation-in-part, divisional and continued prosecution applications, reissues, and re-examination applications), statutory invention registrations, and any term extension or other action by a Governmental Authority which provides rights beyond the original expiration date of any of the foregoing, whether within or outside the United States.

“Per Share Merger Consideration” means a dollar amount, rounded to four decimal places, equal to the quotient obtained by dividing (i) the Merger Consideration by (ii) the Fully Diluted Common Number.

“Permit” means any license, franchise, approval or permit issued by any Governmental Authority required by applicable Law in connection with the operation of the Business.

“Permitted Encumbrances” means (i) all statutory liens for Taxes not yet due and payable or Taxes the validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP, (ii) all landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by Law, incurred in the ordinary course of business,
(iii) all pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation, (iv) Encumbrances that will be released and discharged at or prior to the Closing, (v) Encumbrances identified on title policies or preliminary title reports or other documents or writings included in the public records,
(vi) non-exclusive licenses to Intellectual Property Rights entered into in the ordinary course of business and (vii) all other Encumbrances of any type which do not materially detract from the value of, or materially interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby.

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, organization, trust, unincorporated organization, Governmental Authority, or other entity.

“Personal Information” means all information regarding or capable of being associated with an individual consumer, including such information (i) that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, (ii) that is data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed), and (iii) that consists of Internet Protocol addresses, device IDs or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of the Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Pro Rata Share”, with respect to any Equityholder (other than Parent), means the portion of the Closing Merger Consideration (including any Retention Holdback Amount and applicable exercise price) to which such Equityholder is allocated pursuant to the terms of this Agreement relative to the total Closing Merger Consideration less the product of the Per Share Merger Consideration and the Parent Shares, and, with respect to Parent, means the portion of the Closing Merger Consideration to which Parent is allocated pursuant to the terms of the Agreement (despite the fact such amount is not actually paid) relative to the total Closing Merger Consideration, in each case expressed as a percentage rounded to four decimal places.

“Registered Company IP” means all Intellectual Property Rights that are registered, filed, recorded, or issued (i) under the authority of any Governmental Authority by or for the Company, including all Patent Rights, registered Copyrights and registered Marks, (ii) Domain Names and (iii) all applications for any of the foregoing.

“Related Party” means (i) each Person who owns of record at least 5% of the outstanding Company Common Stock or Company Preferred Stock, (ii) each individual who is an officer, director or employee of the Company, (iii) each Affiliate of any member of the immediate family of any of the Persons referred to in clauses (i) or
(ii) above and (iv) any trust or other Person (other than the Company) in which any one of the individuals referred to in clauses (i), (ii) and (iii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Representatives” means a Person’s officers, directors, employees, stockholders, Affiliates, agents, attorneys, accountants, advisors and other authorized representatives retained by such Person.

“Retention Holdback Amount” means, for each Founder Shareholder, $1,000,000. “SEC” means the United States Securities and Exchange Commission.
“Social Media Accounts” means any accounts, profiles, pages, feeds, registrations and other presences on or in connection with any (i) social media or social networking website or similar online service; or (ii) blog or microblog.

“Software” means any (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) Databases, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and

(iv) documentation, including user manuals and other training documentation, related to any of the foregoing.
“Specified Employees” means Cindy Nguygen and Caitlin Donovan. “Spreadsheet” means a spreadsheet in a form reasonably acceptable to Buyer, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following factual information relating to holders of Company Capital Stock and Company Options: (i) the names of all holders of Company Capital Stock and Company Options, their respective last known addresses, email addresses, taxpayer identification numbers, country of citizenship and whether they are current or former employees, consultants or advisors of the Company, (ii) the number, date of acquisition, kind and cost basis information (to the extent required to be provided by the Company pursuant to Treasury Regulations under Section 6045 of the Code) of shares of Company Capital Stock held by, or subject to the Company Options held by, such Persons and, in the case of outstanding shares of Company Capital Stock, the respective certificate numbers and whether the shares (and, if so, how many) were received upon the exercise of Company Options, (iii) the date of grant, type of grant (i.e., incentive stock option, or non-statutory stock option) and exercise price per share for each Company Option, (iv) the vesting arrangements with respect to Company Options (including vesting schedule, vesting commencement date, date fully vested and the extent to which the Company Options are vested), (v) a list of all shares of restricted stock that have been issued, including whether a Section 83(b) election has been made, (vi) the calculation of the Merger Consideration (the “Estimated Merger Consideration”), Per Share Merger Consideration, the Aggregate Exercise Price and the Fully Diluted Common Number, (vii) the amount of cash payable at Closing to each Equityholder with respect to the shares of Company Capital Stock and Company Options held by such Equityholder in accordance with this Agreement, (viii) whether or not each payment made under this Agreement is subject to Tax withholding (other than
U.S. federal backup withholding) (but not the amount of the withholding), (ix) whether the sale of any shares of Company Capital Stock at the Closing or at any time during 2018 has or will constitute a “disqualifying disposition” of shares of Company Capital Stock acquired upon exercise of incentive stock options and, if so, the fair market value of such shares of Company Capital Stock upon exercise of such incentive stock options,
(x)the Pro Rata Share of each Equityholder (other than Parent) in the Indemnity Escrow Fund at the Effective Time and (xi) the Pro Rata Share of each Equityholder (other than Parent) in the Equityholder Expense Fund at the Effective Time.

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” means with respect to any entity, that such entity shall be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least a majority of the outstanding equity interests of such entity.

“Target Working Capital” means negative (-) $91,127.00.

“Tax” or “Taxes” means any and all taxes, levies, tariffs, imposts, duties or other charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental and withholding taxes.

“Tax Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“Tax Contest” means any audit, examination, hearing, trial, appeal or other administrative or judicial proceeding with respect to any Taxes or Tax Return of the Company.

“Tax Return” means any return (including any information return), report, statement or form (including any attachments thereto and amendments thereof) filed with, or required to be filed with, any Tax Authority with respect to any Tax.

“Technology” means any (i) technology, formulae, algorithms, procedures, processes, methods, techniques, ideas, know-how, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, product, marketing, servicing, business, financial, supplier, and personnel information and materials; (iii) specifications, designs, models, devices, prototypes, schematics and development tools; (iv) Software, websites, content, images, logos, graphics, text, photographs, artwork, audiovisual works, videos, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter (“Works of Authorship”); (v) Marks; (vi) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); (vii) Trade Secrets, and (viii) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.

“Trade Secrets” means any trade secrets, or any confidential inventions, processes, formulae, developments, discoveries, technology, technical information, methods, protocols, experimental results, test results, know-how, concepts, ideas, research and development plans, business plans, strategies or other confidential information or materials which have value or confer a competitive advantage due to being not generally known or not publicly disseminated.

“Transfer Taxes” means any and all transfer, documentary, sales, use, stamp, registration, value added, recording and other similar Taxes.

“Unpaid Company Transaction Expenses” means Company Transaction Expenses, but only to the extent they have not been paid in Cash on or prior to the close of business on the day immediately preceding the Closing Date and have, accordingly, not reduced the Closing Cash.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Closing Working Capital exceeds the Target Working Capital by more than $250,000.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Working Capital exceeds the Estimated Closing Working Capital by more than $250,000.

SECTION 1.2.    Certain Additional Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

401(k) Plan    6.15
Adjustment Shortfall    3.4(f)
Agreement    Preamble
Assumed Option    2.7(b)
Applicable Accounting Principles    3.1(c)
Balance Sheet Date    4.6(a)
Board Approval    4.1(a)
Board of Directors    Recitals
Buyer    Preamble
Buyer Benefit Plans    6.7(b)
Buyer Employer    6.7(a)
Buyer Indemnified Parties    9.2
Certificate of Merger    2.4
Claim    9.4(a)
Claim Certificate    9.4(a)
Claim Dispute Notice    9.4(c)
Closing    2.3
Closing Balance Sheet    3.4(a)
Closing Date    2.3
Closing Statement    3.4(a)
Company    Preamble
Company Bylaws    4.2(a)
Company Certificate of Incorporation    4.2(a)
Company Certificates    3.1(a)
Company Common Stock    Recitals
Company Disclosure Schedule    Article IV
Company Financial Statements    4.6(a)
Company Indemnified Parties    6.6(a)
Company Preferred Stock    Recitals
Company Software    4.14(i)
Continuing Employee    6.7(a)
Conversion Ratio    2.7(b)
Current Balance Sheet    4.6(a)
Deductible    9.3(b)
Dispute Notice    3.4(b)
Disputed Item    3.4(b)
Dissenting Shares    3.2(a)
Domain Names    1.1
Effect    1.1
Effective Time    2.4
Employment Agreements    Recitals
Equityholders’ Representative    Preamble

Escrow Agent    3.1(b)
Escrow Agreement    3.1(b)
Escrow Deficit    3.4(f)
Estimated Closing Statement    3.1(c)
Estimated Closing Working Capital    3.1(c)
Estimated Merger Consideration    1.1
Expiration Date    8.1(c)
Export Approvals    4.26(a)
Final Merger Consideration    3.4(a)
Indemnity Escrow Expiration Date    9.1
Information Laws    4.23(a)
Information Statement    6.5(d)
Invention Assignment Agreement    4.14(f)
Invoice    6.11
IT Assets    4.14(l)
Lease    4.13(a)
Letter of Transmittal    3.1(f)
Licensed Intellectual Property Rights    4.14(b)
Listed Contract    4.15(a)
Management Incentive Plan    6.7(c)
Manager    Recitals
Merger    Recitals
Merger Sub    Preamble
Non-Competition and Non-Solicitation Agreements    Recitals Option Payment    2.7(a)
Parent    Preamble
Parent Shares    2.6(b)
Payment Agent    3.1(a)
Payoff Letter    6.11
Pre-Closing Period    6.1(a)
Privacy Notice    4.14(g)
Real Property    4.13(a)
Recoveries    9.3(c)
Representative Losses    10.1(b)
Required Company Stockholder Vote    4.1(c)
Resolution Period    3.4(c)
Retention Holdback Agreements    Recitals
Special Representations    9.1
Surviving Corporation    2.1
Third-Party Claim    9.5(a)
Third-Party Claim Notice    9.5(a)
Unresolved Items    3.4(d)

Works of Authorship    1.1
Written Consent    6.5(d)

ARTICLE II THE MERGER
SECTION 2.1.    The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

SECTION 2.2.    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL, this Agreement and the Certificate of Merger (as defined below).

SECTION 2.3.    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m. (Pacific time) at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York on a date to be mutually agreed to by the parties hereto, which date shall be no later than the second Business Day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the parties hereto agree in writing (such date hereinafter, the “Closing Date”). The Closing may take place electronically at the election of the parties.

SECTION 2.4.    Effective Time. At the Closing, Buyer and the Company shall cause to be filed with the Secretary of State of the State of Delaware a properly executed certificate of merger conforming to the requirements of the DGCL and in the form attached hereto as Exhibit C, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective when the Certificate of Merger is accepted for recording by the Secretary of State of the State of Delaware or at such other time specified in the Certificate of Merger (the “Effective Time”).

SECTION 2.5.    Certificate of Incorporation and Bylaws; Directors and Officers.

(a)    At the Effective Time and without any further action on the part of the Company or Merger Sub, the Company Certificate of Incorporation shall be amended to read in its entirety as the certificate of incorporation of Merger Sub reads as in effect immediately prior to the Effective Time, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law; provided that such certificate of incorporation shall reflect as of the Effective Time “Circulation, Inc.” as the name of the Surviving Corporation. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as the bylaws of Merger Sub reads as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation reflected therein shall be “Circulation, Inc.”, and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law.

(b)    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be.

(c)    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

SECTION 2.6.    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Merger Sub:

(a)Each share of Company Capital Stock that is held in the treasury of the Company shall be canceled and retired and no consideration shall be delivered in exchange therefor.

(b)Each share of Company Capital Stock that is owned by Parent, Buyer, Merger Sub or any other wholly-owned subsidiary of Parent (the “Parent Shares”) shall be canceled and retired and no consideration shall be delivered in exchange therefor.

(c)Subject to Section 2.8, Section 3.1, Section 3.5 and Article IX, each share of Company Common Stock (including all shares of Company Preferred Stock which shall be converted into Company Common Stock pursuant to the Company Certificate of Incorporation) issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock to be canceled in accordance with Section 2.6(a), 2.6(b) and other than Dissenting Shares) shall be converted at the Effective Time into the right to receive an amount in cash, without interest, equal to the Per Share Merger Consideration.

(d)Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become as of the Effective Time one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

(e)The Indemnity Escrow Fund and the Equityholder Expense Fund will be deducted in dollars from the cash payable to each Equityholder (other than Parent) pursuant to Section 2.6(c) and Section 2.7(a) based on each such Equityholder’s Pro Rata Share of the Indemnity Escrow Fund and Equityholder Expense Fund, respectively.

(f)The amount of cash each Equityholder is entitled to receive for the shares of Company Capital Stock held by such Equityholder pursuant to this Section 2.6 shall be rounded to the nearest whole cent and computed after aggregating cash amounts due in respect of all shares of Company Capital Stock held by such Equityholder pursuant to this Section 2.6.

SECTION 2.7.    Treatment of Company Options.

(a)Subject to Section 2.8, Section 3.1, Section 3.5 and Article IX, at the Effective Time, without further action by the parties hereto or the holder thereof, each Company Option that is outstanding and vested as of immediately prior to the Effective Time and that has not been exercised prior to the Effective Time shall be canceled in consideration of payment to the holder thereof of an amount in cash equal to the product obtained by multiplying (a) the aggregate number of shares of Company Common Stock for which such Company Option was vested and exercisable as of immediately prior to the Effective Time, by (b) the excess, if any, of (i) the Per Share Merger Consideration, less (ii) the exercise price per share of Company Common Stock of such Company Option as of immediately prior to the Effective Time (such amount, an “Option Payment”).

(b)Except as provided in the last sentence of this Section 2.7(b) or in Section 2.7(c) and subject to Section 2.8, at the Effective Time, without further action by the parties hereto or the holder thereof, each Company Option that is outstanding and unvested as of immediately prior to the Effective Time (other than any such Company Options held by any Specified Employee, which shall be canceled at the Effective Time with no consideration therefor pursuant to Section 2.7(c)) shall be assumed by Parent. Following the Effective Time, each Company Option so assumed by Parent under this Agreement (each, an “Assumed Option”) will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option documents (including the Company Option Plan and stock option agreement or other document evidencing such Company Option) immediately prior to the Effective Time (including, without limitation, any vesting provisions), except that (i) each such Assumed Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Stock equal to the number of unvested shares of

Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the ratio of the Per Share Merger Consideration to the Parent Average Stock Price (such ratio, the “Conversion Ratio”), rounded down to the nearest whole number of shares of Parent Stock, (ii) the per share exercise price of such Assumed Option will be equal to the quotient determined by dividing the exercise price per share of such Company Option as of immediately prior to the Effective Time by the Conversion Ratio, rounded up to the nearest whole cent and (iii) Company Options that prior to the Effective Time were treated like “incentive stock options” within the meaning of Section 422 of the Code shall be converted to non-qualified stock options.
Following the Effective Time, the Board of Directors of Parent or a committee thereof shall succeed to the authority and responsibility of the Board of Directors of the Company or any committee thereof with respect to the Assumed Options, and, unless expressly assumed by Parent, the Company Option Plans shall terminate immediately upon the Effective Time. The adjustment provided herein with respect to the Assumed Options is intended to be effected in a manner that is consistent with Code Section 409A. The Company shall exercise best efforts to obtain the consent of each holder of Company Options that were granted as “incentive stock options” to the treatment of Company Options provided in this Section 2.7(b).

(c)Notwithstanding anything in Sections 2.7(a) or (b) to the contrary, each outstanding and unvested Company Option held by any Specified Employee shall be canceled at the Effective Time with no consideration payable in connection with such cancellation, and in no event shall Parent assume such options held by an individual who is a Specified Employee.

(d)Except as consented to in writing by Parent prior to the Effective Time or as set forth on Section 2.7(d) of the Company Disclosure Schedule, the Company (x) shall not take any action to accelerate the vesting or exercisability of any Company Options (other than pursuant to any contractually required acceleration of vesting under the Company Option Plan as of the date of this Agreement) and (y) shall take all actions necessary to ensure that the vesting of the Company Options is not accelerated as a result of the transactions contemplated by this Agreement. The Company shall, prior to the Effective Time, take or cause to be taken such actions, and shall use reasonable best efforts to obtain consents of the foregoing provisions of this Section 2.7, including with respect to the conversion of Assumed Options that prior to the Effective Time were treated as “incentive stock options” within the meaning of Section 422 of the Code to (from and after the Effective Time) non-qualified stock options. The Company shall, prior to the Effective Time, subject to Parent’s prior review and approval, provide notice to all holders of Company Options, describing the foregoing treatment of this Section 2.7, including with respect to the conversion of Assumed Options that prior to the Effective Time were treated as “incentive stock options” within the meaning of Section 422 of the Code to (from and after the Effective Time) non-qualified stock options and use its reasonable best efforts to obtain consent from such holders of Company Options.

SECTION 2.8.    Retention Holdback. A portion of the Merger Consideration otherwise payable to the Founder Shareholders pursuant to Section 2.6(c) and Section 2.7(a) shall be subject to the restrictions and vesting arrangements set forth in the Retention Holdback Agreements and shall not be payable by Buyer at the Closing, and shall instead become payable by Buyer pursuant to the terms and conditions of the Retention Holdback Agreements.

ARTICLE III

CLOSING PAYMENTS; EXCHANGE OF COMPANY CERTIFICATES

SECTION 3.1.    Closing Payments.

(a)Payment Agent. At or prior to the Effective Time, Buyer shall appoint Continental Stock Transfer & Trust Company as agent (the “Payment Agent”) for the purpose of exchanging the Merger Consideration to be paid pursuant to Section 2.6 and Section 2.7 for the stock certificates representing Equityholders’ shares of Company Capital Stock (“Company Certificates”) and Company Options (other than payments in respect of Company Options made to Employee Optionholders).

(b)Escrow Agent. At or prior to the Effective Time, Buyer shall appoint PNC Bank, National Association as agent (the “Escrow Agent”) to hold the Indemnity Escrow Fund in accordance with the terms of the escrow agreement to be executed at Closing by Buyer, the Escrow Agent and the Equityholders’ Representative in the form attached hereto as Exhibit E (the “Escrow Agreement”).

(c)Pre-Closing Adjustment. At least three (3) Business Days prior to the scheduled Closing Date, the Company shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) consisting of (i) a draft Spreadsheet and Closing Certificate, (ii) an estimated consolidated balance sheet of the Company as of the close of business on the Closing Date and (iii) an estimated calculation in reasonable detail of Closing Working Capital (“Estimated Closing Working Capital”) derived from such balance sheet. The Estimated Closing Statement shall be prepared in accordance with the accounting principles, practices and methodologies set forth in Exhibit H (the “Applicable Accounting Principles”). Together with the Estimated Closing Statement, the Company shall provide to Buyer copies of the documents or instruments evidencing the amounts set forth on any such statement (including, for the avoidance of doubt, the amounts set forth in the Closing Certificate) and the Company shall (1) provide any other relevant information reasonably requested by Buyer and (2) consider in good faith any comments or proposed changes to such documents and certificates that may be suggested by Buyer in the period following delivery thereof but prior to the Closing.

(d)Payments at Closing. At the Closing, Buyer will make (or cause to be made) the following payments:

(i)    to an account designated in writing by the Payment Agent, by wire transfer of immediately available funds, an aggregate amount in cash equal to the product of (1) the Per Share Merger Consideration and (2) the number of shares of Company Common Stock (including all shares of Company Preferred Stock which shall be converted into Company Common Stock pursuant to the Company Certificate of Incorporation) issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock to be canceled in accordance with Section 2.6(a), 2.6(b), and other than Dissenting Shares), provided that Buyer shall withhold from such amount (A) an amount equal to the Company Capital Stock Share of the sum of (x) Indemnity Escrow Fund and (y) Equityholder Expense Fund and (B) the aggregate Retention Holdback Amounts;

(ii)    to the account designated by the Escrow Agent, by wire transfer of immediately available funds, an amount in cash equal to the Indemnity Escrow Fund, which amount shall be held and disbursed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement; and

(iii)    to the Equityholders’ Representative, by wire transfer of immediately available funds to an account designated by the Equityholders’ Representative, an amount in cash equal to the Equityholder Expense Fund.

(e)Option Payments. As soon as administratively practicable but no later than ten (10) Business Days following the Closing, Buyer shall cause any Option Payments payable hereunder to Employee Optionholders in respect of Company Options to be paid by the Surviving Corporation through the Surviving Corporation’s payroll system, subject to withholding in accordance with Section 3.5, provided that the Surviving Corporation shall withhold from such amount (A) an amount equal to the Employee Company Option Share of the sum of (x) Indemnity Escrow Fund and (y) Equityholder Expense Fund.

(f)	Exchange Procedures.

(i)    At the Closing, each Equityholder may deliver to the Payment Agent such Equityholder’s Company Certificates, if applicable, together with an executed and completed copy of a letter of transmittal in the applicable form attached hereto as Exhibit D-1 or Exhibit D-2 (each, a “Letter of Transmittal”). Subject to this Section 3.1(f)(i), Section 3.5 and Article IX, on the Closing Date, the Payment Agent shall (other than with respect to payments in respect of Company Options made to Employee Optionholders) and Buyer shall cause the Surviving Corporation to (with respect to payments in respect of Company Options made to Employee Optionholders), pay the aggregate amount to be paid to such Equityholder pursuant to Section 2.6, Section 2.7 and Section 2.8 to the account or accounts designated in such Equityholder’s Letter of Transmittal by wire transfer of immediately available funds or, with respect to payments in respect of Company Options made to Employee Optionholders, to the Employee Optionholders though the Surviving Corporation’s payroll system as set forth in Section 3.1(e).

(ii)    To the extent that any Equityholder has not delivered to the Payment Agent an executed and completed Letter of Transmittal with respect to all of the shares of Company Capital Stock and Company Options held by such Equityholder as of the Closing in accordance with Section 3.1(f)(i) then, as promptly as practicable after the Effective Time, Buyer shall cause the Payment Agent to mail to each such Equityholder: (i) the applicable Letter of Transmittal and (ii) instructions for effecting the surrender of each Company Certificate and Company Option in exchange for the amount to be paid to such Equityholder pursuant to Section 2.6 or Section 2.7. Upon surrender of a Company Certificate for cancellation to the Payment Agent, together with such Letter of Transmittal, or, in the case of an Equityholder holding only Company Options, upon delivery of a Letter of Transmittal, in each case, duly completed and validly executed in accordance with the instructions thereto, the Company Certificates so surrendered shall forthwith be canceled, and the holder of the Company Certificate or Company Options, as applicable, shall be entitled to receive in exchange therefor, subject to this Section 3.1, Section 3.5 and Article IX, the consideration payable to such holder pursuant to Section 2.6 or Section 2.7, as the case may be, without interest thereon. Until so surrendered, all Company Certificates and Company Options, as applicable, shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the payments pursuant to Section 2.6 or Section 2.7, as applicable. If any Company Certificate shall have been lost, stolen, destroyed, or was never issued, upon (i) the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen, destroyed or never issued and (ii) the execution and delivery to Buyer by such Person of an indemnity agreement in customary form and substance as indemnity against any claim that may be made against it with respect to such Company Certificate, the Payment Agent shall, subject to Section 2.8, this Section 3.1, Section 3.5 and Article IX, issue, in exchange for such lost, stolen, destroyed or never issued Company Certificate, the amount of cash, without interest, that such Person would have been entitled to receive had such Person surrendered such lost, stolen, destroyed or never issued Company Certificate to Payment Agent pursuant to this Section 3.1(f).

(g)No Liability. Notwithstanding anything to the contrary in this Section 3.1, neither the Company, Buyer nor the Surviving Corporation shall be liable to any Person for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Law.

SECTION 3.2.    Dissenting Shares.

(a)Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Section 262 of the DGCL are or prior to the Effective Time may become applicable to the Merger, then any share of Company Capital Stock that, as of the Effective Time, has perfected appraisal rights under Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Per Share Merger Consideration, and the holder or holders of such share shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL; provided, however, that if the status of any such share as a share carrying appraisal rights shall be withdrawn, or if any such share shall lose its status as a share carrying appraisal rights, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate representing such share) the Per Share Merger Consideration.

(b)The Company shall give Buyer (i) prompt notice (and in no event more than two (2) Business Days) of any demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Capital Stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Buyer shall have consented in writing to such payment or settlement offer.

SECTION 3.3.    No Further Ownership Rights in Shares of Company Capital Stock; Closing of Company Transfer Books. At and after the Effective Time, each holder of Company Capital Stock shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of Company Capital Stock (other than shares to be canceled pursuant to Section 2.6(a), 2.6(b) or Dissenting Shares), the right to surrender his or her Company Certificate in exchange for payment of the consideration due in respect of such shares pursuant to Section 2.6 or, in the case of a holder of Dissenting Shares, to perfect his or her right to receive payment for his or her shares of Company Capital Stock pursuant to the DGCL, as applicable, and no transfer of shares of Company Capital Stock shall be made on the stock transfer books of the Surviving Corporation. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Capital Stock shall thereafter be made. If, after the Effective Time, Company Certificates are presented to Buyer or the Surviving Corporation, they shall be canceled and exchanged as provided for in this Agreement.

SECTION 3.4.    Post-Closing Adjustment.

(a)Closing Statement. Within sixty days following the Closing Date, Buyer shall prepare and deliver to the Equityholders’ Representative a statement (the “Closing Statement”), consisting of (i) a calculation of the amount of (1) Closing Cash, (2) the Aggregate Exercise Price, (3) Closing Debt and (4) Unpaid Company Transaction Expenses, (ii) an unaudited consolidated balance sheet of the Company as of the close of business on the Closing Date (the “Closing Balance Sheet”), (iii) a calculation in reasonable detail of Closing Working Capital including (A) the amount of the Working Capital Overage, if any, or (B) the amount of the Working Capital Underage, if any, (iv) a calculation of the Merger Consideration (the “Final Merger Consideration”) using the amounts of Closing Cash, Closing Debt, Unpaid Company Transaction Expenses and Closing Working Capital set forth in the Closing Statement, as applicable, instead of the estimated amounts for each such item set forth in the Estimated Closing Statement used in calculating the Estimated Merger Consideration and (v) a calculation of the amount, if any, payable pursuant to clause (f) of this Section 3.4. The Closing Statement shall be prepared in accordance with the Applicable Accounting Principles.

(b)Dispute Notice. The Closing Statement shall become final, binding and conclusive upon all parties on the thirtieth day following the Equityholders’ Representative’s receipt of the Closing Statement, unless prior to such thirtieth day the Equityholders’ Representative delivers to Buyer a written notice (a “Dispute Notice”) stating that the Equityholders’ Representative believes the Closing Statement contains mathematical errors or was not prepared in accordance with the Applicable Accounting Principles and specifying in reasonable detail each item that the Equityholders’ Representative disputes (each, a “Disputed Item”), the amount in dispute for each such Disputed Item and the reasons supporting the Equityholders’ Representative’s positions. The Equityholders’ Representative shall not challenge the Closing Statement on any other basis, and the Equityholders’ Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement delivered pursuant to Section 3.4(a).

(c)Resolution Period. If the Equityholders’ Representative delivers a Dispute Notice, then Buyer and the Equityholders’ Representative shall seek in good faith to resolve the Disputed Items during the fifteen-day period beginning on the date Buyer receives the Dispute Notice (the “Resolution Period”). If Buyer and the Equityholders’ Representative reach agreement with respect to any Disputed Items, Buyer shall revise the Closing Statement to reflect such agreement.

(d)Independent Accountant. If Buyer and the Equityholders’ Representative are unable to resolve all of the Disputed Items during the Resolution Period, then Buyer and the Equityholders’ Representative shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accountant, provided that if Buyer and the Equityholders’ Representative do not appoint an Independent Accountant within ten days after the end of the Resolution Period, they shall request the American

Arbitration Association to appoint as the Independent Accountant a partner in the New York office of a nationally recognized independent registered public accounting firm that has not had a material relationship with Buyer, the Equityholders’ Representative or the Company within the preceding two years, and such appointment shall be final, binding and conclusive on Buyer and the Equityholders’ Representative. The Independent Accountant shall act as an arbitrator to determine, based solely on presentations by Buyer and the Equityholders’ Representative and not by independent review, only the Unresolved Items still in dispute and shall be limited to those adjustments, if any, required to be made for the Closing Statement to comply with the provisions of this Agreement. The parties shall agree, promptly after the Independent Accountant has been appointed, on procedures governing the resolution of any dispute by the Independent Accountant, provided that if the parties fail to agree on such procedures, the dispute resolution procedures of the American Arbitration Association shall govern. Buyer and the Equityholders’ Representative shall use their reasonable best efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within thirty days after such items are submitted for review. The Independent Accountant shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 3.4 and the Applicable Accounting Principles, and in no event shall the Independent Accountant’s determination of the Unresolved Items be for an amount that is outside the range of Buyer’s and the Equityholders’ Representative’s disagreement. Each party shall use its reasonable best efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may reasonably request. The determination of the Independent Accountant shall be final, binding and conclusive upon Buyer and the Equityholders’ Representative absent manifest error, and Buyer shall revise the Closing Statement to reflect such determination upon receipt thereof. The fees, expenses and costs of the Independent Accountant shall be borne equally by Buyer and the Equityholders’ Representative (on behalf of the Equityholders).

(e)Access to Information. Each party shall use its reasonable best efforts to provide promptly to the other party all information and reasonable access to employees as such other party shall reasonably request in connection with review of the Estimated Closing Statement, the Closing Statement or the Dispute Notice, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices, and shall otherwise cooperate in good faith with such other party to arrive at a final determination of the Closing Statement.

(f)Final Adjustment. Within two (2) Business Days after the Closing Statement is finalized pursuant to clause (b), (c) or (d) of this Section 3.4:

(i)    if the Final Merger Consideration exceeds the Estimated Merger Consideration, Buyer shall pay to the Payment Agent an amount equal to such excess and shall cause the Payment Agent to pay the aggregate amount to be paid to each Equityholder (other than payments in respect of Company Options payable to Employee Optionholders, which Buyer shall cause to be paid by the Surviving Corporation through the Surviving Corporation’s payroll system, subject to withholding in accordance with Section 3.5) pursuant to this Section 3.4(f) to the account or accounts designated in such Equityholder’s Letter of Transmittal by wire transfer of immediately available funds; and

(ii)    if the Final Merger Consideration is less than the Estimated Merger Consideration, (A) the Equityholders’ Representative and Buyer shall deliver joint written instructions to the Escrow Agent to distribute to Buyer, from the Indemnity Escrow Fund, an amount equal to such shortfall (the “Adjustment Shortfall”), by wire transfer of immediately available funds to such bank account as shall be designated in writing by Buyer; and (B) if the Adjustment Shortfall exceeds the Indemnity Escrow Fund (such difference, the “Escrow Deficit”), then in addition to the joint written instructions described in the foregoing clauses (A), the Equityholders shall pay to Buyer an amount equal to the Escrow Deficit in proportion to such Equityholder’s respective Pro Rata Share, by wire transfer of immediately available funds to such bank account as shall be designated in writing by Buyer.

(g)Indemnification Not Affected. Buyer’s rights to indemnification pursuant to Article IX shall not be deemed to limit, supersede or otherwise affect, or be limited, superseded or otherwise affected by, Buyer’s rights under this Section 3.4, except to the extent any Damages are expressly taken into account in the finalized Closing Statement.

SECTION 3.5.    Withholding Rights. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) each payment made pursuant to this Agreement shall be made net of any Taxes required by applicable Law to be deducted or withheld from such payment and (b) any amounts deducted or withheld from any such payment shall be remitted to the applicable taxing authority and shall be treated for all purposes of this Agreement as having been paid.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement by the Company, Parent, Buyer and Merger Sub, the Company has delivered to Parent, Buyer and Merger Sub a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedule”). Any disclosure set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained herein shall be deemed to be a disclosure with respect to all other applicable representations, warranties and covenants contained in this Agreement if the applicability of such disclosure to any other applicable representation, warranty or covenant would be reasonably apparent to a Person reviewing the Company Disclosure Schedule without independent knowledge on behalf of the Person that such disclosure is responsive to such other representation, warranty or covenant, regardless of whether an explicit reference to such other representation, warranty or covenant is made. The disclosure of any item in the Company Disclosure Schedule shall not constitute an admission that such item is material. Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent, Buyer and Merger Sub, as of the date hereof and as of the Closing Date (unless the applicable representation or warranty refers to a specific date, in which case the representation or warranty shall be made only as of such date), as follows:

SECTION 4.1.    Authority.

(a)The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly authorized and approved by the Board of Directors of the Company (the “Board Approval”), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement, other than the Required Company Stockholder Vote.

(b)This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to (a) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (b) the effect of rules of law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(c)The affirmative vote or consent of the holders of (i) a majority of the shares of the outstanding Company Capital Stock voting as a single class, (ii) a majority of the shares of the Company Common Stock voting as a separate class and (iii) a majority of the shares of the outstanding Company Preferred Stock (voting as a single class on an as-converted to Company Common Stock basis) are the only votes of the holders of any Company Capital Stock necessary under the DGCL and the Company

Certificate of Incorporation to adopt this Agreement and thereby approve the Merger (the “Required Company Stockholder Vote”), which approval shall be in the form of Exhibit A.

(d)No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under Law (with the exception of Section 203 of the DGCL) is applicable to the Merger or the other transactions contemplated hereby. The action of the Board of Directors of the Company in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

SECTION 4.2.    Organization; No Subsidiaries.

(a)The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on the Business. The Company is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Company to be so qualified or in good standing, would not have nor reasonably be expected to result in material Liability to the Company. True and complete copies of the Restated Certificate of Incorporation (the “Company Certificate of Incorporation”) and Bylaws (the “Company Bylaws”) of the Company, each as amended and in effect as of the date of this Agreement, have been provided to Buyer or its advisors. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws. The Company is not obligated to make any investment in or capital contribution in or on behalf of any other Person. The minute books of the Company made available to Buyer accurately and adequately reflect in all material respects all action previously taken by the stockholders, the Board of Directors and committees of the Board of Directors of the Company and the stock transfer records of the Company made available to Buyer accurately and adequately reflect in all material respects all issuances, transfers and cancellations of shares of Company Capital Stock.

(b)The Company does not have and has never had any Subsidiaries or any equity or other ownership interest in any Person.

SECTION 4.3.    Company Capital Stock.

(a)As of the date of this Agreement, the authorized Company Capital Stock consists of 87,180,000 shares of Company Common Stock and 43,410,000 shares of Company Preferred Stock. As of the date of this Agreement, (x) 24,219,805 shares of Company Common Stock have been issued and are outstanding and 0 shares of Company Common Stock are held in treasury, and (y) 41,342,401 shares of Company Preferred Stock have been issued and are outstanding. Section 4.3(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement, for each Company Stockholder,
(i) the last known address and email address of such Company Stockholder, (ii) the numbers, date of acquisition and kind of issued and outstanding shares of Company Capital Stock held by such Company Stockholder, (iii) the date of issuance and the certificate numbers of the shares of Company Capital Stock held by such Company Stockholder, if any, and (iv) whether any of such shares of Company Capital Stock were received upon the exercise of Company Options. All such issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the Company Certificate of Incorporation, the Company Bylaws or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with applicable federal and state securities or “blue sky” Laws. There are no accrued or unpaid dividends with respect to any issued and outstanding shares of Company Capital Stock.

(b)The Company has reserved an aggregate of 16,912,098 shares of Company Common Stock for issuance pursuant to the Company Option Plan (including shares subject to outstanding Company Options). As of the date of this Agreement, a total of 8,188,603 shares of Company Common Stock are subject to outstanding Company Options, of which 1,394,529 were vested, as of the date of this Agreement. Section 4.3(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each outstanding Company Option as of the date hereof, (i) the name of the holder and whether the holder is currently providing services to the Company as an employee or independent contractor, (ii) the exercise price per share, (iii) the number of shares covered, (iv) the date of grant and vesting schedule, (v) whether such Company Option is intended to qualify as an “incentive stock option” under the Code, and

(vi) whether the exercisability of such Company Option will be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of acceleration, if any. True and correct copies of the Company Option Plan, the standard agreements under the Company Option Plan and each agreement thereunder that does not conform to a standard agreement, have been made available to Buyer, and such Company Option Plan and such agreements have not been amended, modified or supplemented since being made available to Buyer, and there are no agreements, understandings or commitments to amend, modify or supplement the Company Option Plan or such agreements in any case from those made available to Buyer. All Company Options and shares of Company Common Stock issued upon exercise thereof have been issued and granted in accordance with the terms of the

Company Option Plan in compliance with Law and all requirements set forth in applicable Contracts. Except as set forth on Section 4.3(b) of the Company Disclosure Schedule, there are not any outstanding options, warrants, calls, subscriptions, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character, relating to the Company Capital Stock to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or reserve for issuance any shares of Company Capital Stock.

(c)There are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the Company Capital Stock to which the Company is a party, or by which it is bound, obligating the Company to repurchase, redeem or otherwise acquire any issued and outstanding shares of Company Capital Stock, (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company is a party with respect to the governance of the Company or the voting or transfer of any shares of Company Capital Stock. Except for the agreements set forth on Section 4.3(c) of the Company Disclosure Schedule, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other similar restrictions applicable to any outstanding securities of the Company.

SECTION 4.4.    Conflicts. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement, does not and will not (i) conflict with or result in a violation of the Company Certificate of Incorporation or Company Bylaws, (ii) assuming all consents, waivers, approvals, authorizations, orders, permits, declarations, filings, registrations and notifications and other actions set forth in Section 4.5 have been obtained or made, conflict with or result in a violation of any Governmental Order or Law applicable to the Company or its assets or properties, (iii) assuming all consents, waivers approvals and authorizations that are required pursuant to the terms of the Listed Contracts set forth in Section 4.4 of the Company Disclosure Schedule are obtained, result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any material Encumbrance on any of the assets or properties of the Company pursuant to, any Listed Contract, (iv) materially violate any privacy notice, terms of use or terms of service of the Company or (v) materially impair the right of the Company to use, possess or exploit any Company IP.

SECTION 4.5.    Governmental Approvals, Etc. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or other Person is required to be made or obtained by the

Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement, except: (a) the filing of the Certificate of Merger pursuant to the DGCL, (b) applicable requirements, if any, under the DGCL, federal or state securities or “blue sky” Laws, and
(c)where the failure to obtain such consent, waiver, approval, authorization, order or permit, or to make such declaration, filing, registrations or notification would not have nor reasonably be expected to have a materially adverse impact on the Business or the transactions contemplated by this Agreement.

SECTION 4.6.    Financial Statements.

(a)    The Company has prepared, or caused to be prepared, and made available to Buyer the financial statements of the Company (including the balance sheet and the related statements of income, changes in stockholders’ equity and cash flows of the Company) as of and for the fiscal years ended, December 31, 2016 and December 31, 2017 and the unaudited financial statements of the Company as of and for the six months ended June 30, 2018 (collectively, the “Company Financial Statements”). The Company Financial Statements (i) are true, correct and complete and have been prepared from and are in accordance with, and accurately reflect the books and records of the Company,
(ii)have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and with each other (subject, in the case of the unaudited financial statements of the Company as of and for the six months ended June 30, 2018, to the absence of footnotes), and (iii) present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of the respective dates and during the respective periods indicated therein. The unaudited balance sheet of the Company as of June 30, 2018 shall be referred to in this Agreement as the “Current Balance Sheet”, of which a true and complete copy is attached as Annex A to the Disclosure Schedules, and the date thereof shall be referred to in this Agreement as the “Balance Sheet Date.”

(b)    The Company maintains accurate books and records reflecting assets and liabilities and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to conform with GAAP as well as to permit preparation of the Company’s financial statements and to maintain accountability for its assets, and
(iii)access to the Company’s assets is permitted only in accordance with management’s authorization. To the Knowledge of the Company, the Company does not have any unremedied significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting.

SECTION 4.7.    Undisclosed Liabilities. The Company has no Liabilities except (i) as reflected in, reserved against or disclosed in the Company Financial Statements, (ii) as incurred in the ordinary course of business since the Balance Sheet

Date (which are not and would not reasonably be expected to be materially adverse to the Company), (iii) performance obligations under executory contracts in the ordinary course of business, (iv) arising from matters disclosed in Section 4.7 of the Company Disclosure Schedule, (v) as incurred under this Agreement or in connection with the transactions contemplated hereby (including any Company Transaction Expenses), or (vi) those that are not, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company.

SECTION 4.8.    Certain Changes or Events. Between the Balance Sheet Date and the date of this Agreement, there has not been, occurred or arisen:

(a)    any event or condition of any kind or character that has had or would reasonably be expected to have a Material Adverse Effect;

(b)    any amendment or change in the Company Certificate of Incorporation, the Company Bylaws (or other comparable charter document);

(c)    any issuance of (i) Company Capital Stock, except upon the exercise of Company Options, (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Company Capital Stock or (iii) any notes, bonds or other debt security;

(d)    any declaration, setting aside or payment of any dividend, or other distribution or capital return in respect of any shares of Company Capital Stock, or any redemption, repurchase or other acquisition by the Company of any shares of Company Capital Stock;

(e)    any sale, assignment, transfer, lease or other disposition, or agreement to sell, assign, transfer, lease or otherwise dispose of, any of the fixed assets of the Company having a value, in any individual case, in excess of
$20,000 or any exclusive license of any Company IP;

(f)    any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) by the Company of any corporation, partnership or other business organization, or any division thereof;

(g)    any material change in any method of financial accounting or financial accounting practice used by the Company, other than such changes as are required by GAAP;

(h)    (A) any material Tax election (including any change in a Tax election) which is inconsistent with the Company’s past practive, (B) any change (or request to change) of any method of Tax accounting, (C) any entering into or amendment of (or request to enter into or amend) any agreement, settlement or compromise with any Tax Authority with respect to any Tax liability, (D) any filing or amendment of any income or other material Tax Return, other than the Company’s original 2017 federal and state income Tax Returns, (E) any surrender of any right to claim a refund, offset or other reduction of an amount of Taxes,
(F)any consent to any extension or waiver of the statute of limitations for the assessment or collection of any Tax, or (G) except in the ordinary course of business consistent with past practice, the acceleration or movement of any Tax deduction, attribute or benefit to a Pre-Closing Tax Period or the deferral of any Tax detriment or taxable income to a Post-Closing Tax Period;

(i)    other than as required by applicable Law or the terms of any Company Benefit Plan, (A) adoption, amendment, modification or termination of any Company Benefit Plan (including, other than as required by this Agreement, any agreement with respect to Company Options), (B) any increase in the compensation or benefits (including annual base salary or annual bonus opportunity) of any employee, independent contractor, director or officer of the Company, (C) the hiring or termination of any employee or other service provider with an annual base salary in excess of $100,000, (D) the grant, increase or provision of any severance or termination payments or benefits to any director, officer, employee or consultant of the Company or (E) actions to accelerate the vesting or payment, or fund or in any other way secure the payment, compensation or benefits under any Company Benefit Plan;

(j)any incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any Liability for borrowed money, or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(k)any payment or discharge of any Encumbrance on any of the Company’s assets or properties, or payment or discharge of any of the Company’s Liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date in an amount not in excess of $50,000;

(l)any damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(m)any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense or obligation on the Company’s part that involves in excess of $100,000 for any single Contract;

(n)any deferral of the payment of any accounts payable other than in the ordinary course of business, or any discount, accommodation or other concession made other than in the ordinary course of business, in order to accelerate or induce the collection of any receivable;

(o)any Action or, to the Knowledge of the Company, investigation or audit, initiated against, or settled by, the Company;

(p)any loans, advances or capital contributions to, or any investments in, any other Person, other than (i) loans to or investments in the Company or (ii) employee loans or advances in the ordinary course of business;

(q)any capital expenditures or commitments for capital expenditures in excess of $300,000 in the aggregate; or

(r)any agreement, other than this Agreement, to take any actions specified in this Section 4.8.

SECTION 4.9.    Tax Matters.

(a)The Company has timely filed with the appropriate Tax Authority all Tax Returns required to be filed by it, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects. All Taxes required to have been paid by the Company (whether or not shown on such Tax Returns) have been timely paid. The Company is not currently the beneficiary of any extension of time to file any Tax Return that has not been filed, other than any such extension received in the ordinary course of business.

(b)The Company since the Balance Sheet Date has not incurred any Taxes outside the ordinary course of business.

(c)All Taxes required to be withheld by the Company have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(d)(i) No deficiencies for Taxes of the Company have been claimed, proposed, assessed or threatened in writing or, to the Knowledge of the Company, otherwise by any Tax Authority that have not been finally settled or paid, (ii) there are no pending audits, suits, proceedings, actions or claims for or relating to Taxes of the Company and (iii) the Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open Tax year.

(e)There are no Tax liens upon any property or assets of the Company other than Permitted Encumbrances.

(f)The Company is not a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement or other similar arrangement with any Person (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases and agreements not primarily relating to Taxes entered into in the ordinary course of business).

(g)No written claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file a particular type of Tax Return that it is or may be required to file such a Tax Return in that jurisdiction or that the Company is or may be subject to taxation by that jurisdiction.

(h)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of: (A) any adjustment under Section 481 of the Code (or any corresponding or similar provisions of state or local Tax Law) as a result of transactions or events occurring or accounting methods used prior to the Closing, (B) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed prior to the Closing, (C) any installment sale or open transaction occurring prior to the Closing, (D) any prepaid amount received outside the ordinary course of business prior to the Closing, or (E) any election under Section 108(i) of the Code made prior to the Closing.

(i)The Company is not now, and has never been, a member of a consolidated, combined, unitary or aggregate group for Tax purposes of which the Company was not the ultimate parent corporation. The Company has no Liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract (other than pursuant to a Contract entered into in the ordinary course of business whose principal purpose is not the allocation of responsibility for Taxes) or otherwise.

(j)The Company has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify in whole or in part under Section 355 or Section 361 of the Code.

(k)The Company has not participated in any (i) “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b) or (ii) transaction that would reasonably be likely to require the filing of IRS Schedule UTP (determined without regard to any asset threshold that may avoid the requirement of filing such schedule).

(l)No Company Option or other right to acquire Company Common Stock or other equity of the Company (A) has an exercise price that has been or may be less than the fair market value of a share of the underlying stock as of the date such Company Option or right was granted as determined in accordance with Section 409A of the Code,

(B)has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option or rights, or
(C)has been granted with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder).

(m)No Company Stockholder holds shares of Company Capital Stock that are nontransferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(n)The Company has delivered or made available to Buyer correct and complete copies of all income Tax Returns and all other material Tax Returns of the Company for which the statute of limitations has not expired, and all audit reports and statement of deficiencies assessed against or agreed to by the Company.

(o)No Tax ruling has been issued to the Company, and the Company has not applied for any Tax ruling.

(p)The Company is not, nor has it been, party to or the beneficiary of any material Tax exemption, Tax holiday or other Tax reduction Contract or order.

(r)The Company is not engaged in and never has been engaged in a trade or business through a “permanent establishment” within the meaning of an applicable income Tax treaty in any country other than the United States.

(s)The Company is not a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.

SECTION 4.10.    Litigation and Governmental Orders. There are no Actions or, to the Knowledge of the Company, investigations or audits pending or, to the Knowledge of the Company, threatened by or against the Company or that impose any obligation on the Company, any of the assets or properties of the Company, or any of the directors and officers of the Company in their capacity as directors or officers of the Company.
Neither the Company nor any of its assets or properties are subject to any settlement agreements or similar written agreements with any Governmental Authority or any Governmental Order relating to the Company or any of its assets or properties.

SECTION 4.11.    Compliance with Laws. The Company has conducted since January 19, 2016 and is currently conducting, the Business in compliance, in all material respects, with applicable Law. Since January 19, 2016, the Company has not received any written, or to the Knowledge of the Company, oral notice from any Governmental Authority to the effect that the Company is not in compliance, in any material respect, with any applicable Law. To the Knowledge of the Company, since January 19, 2016, no

Law has been proposed or enacted that would reasonably be expected to require a material modification in the manner in which the Business is conducted, either before or after the Closing Date.

SECTION 4.12.    Permits. The Company holds, and is operating in compliance with, all material Permits required for the operation of the Business as currently conducted, and each such Permit is in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement. Since January 19, 2016, the Company has not received any written, or to the Knowledge of the Company, other notice from any Governmental Authority to the effect that the Company is not in compliance, in any material respect, with any Permit, nor has the Company received any written, or to the Knowledge of the Company, oral notice from any Governmental Authority regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.

SECTION 4.13.    Tangible Property.

(a)The Company does not own nor has it ever owned any real property. Section 4.13(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of each item of real property in which the Company has a leasehold interest granted from or to a third party (the “Real Property”), including the street address of the Real Property, the name of the third party lessor(s) or lessee(s) thereof, as the case may be, the date of the lease relating thereto, all amendments thereof, the rent payable, security deposit, maintenance and other similar charges, and any advance rent paid thereunder (each, a “Lease”). The Company has a valid and subsisting leasehold interest in all Real Property leased by it, in each case free and clear of all Encumbrances, other than Permitted Encumbrances, and all Real Property leased by it afford the Company a valid leasehold possession of the Real Property that is the subject of the lease.

(b)Section 4.13(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of each item of tangible personal assets and properties owned by the Company with an original purchase price of $25,000 or greater. The Company has valid and subsisting ownership or leasehold interests in all of the material tangible personal assets and properties used or leased for use by the Company in connection with the conduct of the Business, free and clear of all Encumbrances, other than Permitted Encumbrances.

(c)All machinery, vehicles, equipment and other Real Property and tangible personal assets and properties used in the Business are in good condition, normal wear and tear excepted.

SECTION 4.14.    Intellectual Property Rights.

(a)Section 4.14(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement, a true, correct and complete list of all (i) Registered Company IP;
(ii)    Software; and (iii) unregistered Marks, in each case, currently used and, in each case of (ii) and (iii), owned by the Company and material to the Business. For each such item of Registered Company IP, Section 4.14(a) of the Company Disclosure Schedule lists
(1)    the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (2) the jurisdiction in which such item of Registered Company IP has been issued, registered or filed, (3) the applicable issuance, application, or registration date and serial or other similar identification number for such item, and (4) for each Domain Name registration, the applicable Domain Name registrar, the name of the registrant, and the expiration date for the registration. The Registered Company IP is subsisting and is valid and enforceable. The Company has made all filings and payments and taken all other actions reasonably required to be made or taken to maintain each item of Registered Company IP in full force and effect by the applicable deadline and otherwise in accordance with all applicable Laws.

(b)The Company is the sole and exclusive owner of all right, title and interest in and to all Company IP and Company Technology free and clear of all Encumbrances (other than Permitted Encumbrances). Each Intellectual Property Right used in the Business other than the Company IP (each a “Licensed Intellectual Property Right”) is licensed to the Company pursuant to a valid Intellectual Property License. The Company IP and the Licensed Intellectual Property Rights constitute all of the Intellectual Property Rights necessary to conduct the Business; provided, however, that the foregoing representation is not breached by a claim that the Business infringes a third-party patent unless the Company has "actual knowledge" that the Business is so infringing. All Company IP and Company Technology is freely transferable and assignable to or may be extended to Buyer without restriction (other than subject to Permitted Encumbrances) and without payment of any kind to any third Person.

(c)Since January 19, 2016, the Company has not received any written notice of any challenge to the ownership, or the alleged invalidity or unenforceability, of any of the Company IP and there is no litigation, opposition or challenge pending or, to the Knowledge of the Company, threatened against the Company concerning the ownership, validity or enforceability of the Company IP.

(d)To the Knowledge of the Company, no Person has been or is infringing, misappropriating, misusing, diluting, disclosing without authorization, or otherwise violating any Company IP. Except as set forth in Section 4.14(d) of the Company Disclosure Schedule, since January 19, 2016, the Company has not made any written claim against any Person alleging any infringement, misappropriation, misuse, dilution, unauthorized disclosure or violation of any Company IP. Neither the Company nor any Company Product nor the exploitation of the Company IP has been or is infringing, misappropriating, diluting, or otherwise violating any Intellectual Property Rights of any third Person or engages in unfair competition or trade practices under the Laws of any relevant jurisdiction. The foregoing representation is made only as to the Company’s “actual knowledge” with respect to third party patents. Section 4.14(d) of the Company Disclosure Schedule identifies as of the date of this Agreement each communication or correspondence that since January 19, 2016 has been (i) provided by the Company to any third party regarding any actual, alleged, or suspected infringement, misappropriation, misuse, dilution, violation or unauthorized disclosure or other unauthorized use of any Company Product, Company Technology or Company IP, (ii) received by the Company from any third party regarding any actual, alleged, or suspected infringement, misappropriation, misuse, dilution, violation, or unauthorized disclosure or other unauthorized use of any Intellectual Property Rights or Technology or any unfair competition or trade practices, (iii) inviting the Company to take a license under any Intellectual Property Rights or consider the applicability of any Intellectual Property Rights to any Company Products or the conduct of the Business or (iv) challenging the ownership, use, validity or enforceability of any Company IP or Company Technology.

(e)The Company (i) has taken commercially reasonable measures to protect the confidentiality of all Trade Secrets of the Company and all Trade Secrets of any third Person with respect to which the Company has a confidentiality obligation and (ii) has not disclosed any such Trade Secrets to any Person other than (x) an officer, director, employee or consultant of the Company and (y) pursuant to a written nondisclosure agreement with such Person.

(f)Each Person who is or was an employee or independent contractor of the Company and who has been, with respect to employees, involved in the creation or development of or, with respect to independent contractors, engaged to create or develop, any Intellectual Property Rights owned, used, held for use, or practiced by the Company or Technology owned, used, held for use, or practiced by the Company has signed an agreement that effectively and validly assigns to the Company all of such Person’s rights (including a waiver of any moral rights) in such Intellectual Property Rights and Technology created or developed by such employee or independent contractor in the scope of his or her employment or engagement with the Company (an “Invention Assignment Agreement”).

(g)The Company’s privacy statement addressing the collection, retention, use and distribution of Personal Information and other information of individuals visiting the websites or using the mobile applications of the Company (the “Privacy Notice”) is and has at all times been posted and accessible to individuals on each website or application of the Company. The Company has completely and accurately described in the Privacy Notice the Company’s use of cookies, web beacons and other online tracking technologies. The Company in the operation of the Business (i) complies, and at all times has complied, in each case, in all material respects, with the Privacy Notice applicable to any given set of Personal Information or other information that is collected by or on behalf of the Company; (ii) complies, and at all times has complied, in each case, in all material respects, with all of the Company’s contractual commitments to its customers, website visitors, application users or other end users regarding the collection, retention, use, disclosure, disposal and security of Personal Information and other information of such customers, website visitors, application users or other end users;
(iii)    complies, and at all times has complied with, in each case, in all material respects, all applicable Laws regarding the collection, retention, use, disclosure, disposal and security of Personal Information; and (iv) complies, and at all times has complied, and contractually obligates the third parties that process payments on behalf of the Company to comply, in all material respects with the then-current version of the Payment Card Industry Data Security Standard, to the extent the Company collects, has collected or third parties collect on its behalf payment card data. The Company has taken technological and procedural measures designed to protect and maintain the confidential nature of the Personal Information obtained by the Company in connection with the Business and to protect such Personal Information against loss, theft and unauthorized access or disclosure, which measures are, as a whole, not less protective and comprehensive than those that would be taken by reasonably prudent business persons operating in the Company’s industry. Such measures have conformed with any contractual commitments of the Company relating to security, including contractual commitments to payment card networks. The Company does not knowingly collect information from or target children under the age of 13. Since January 19, 2016, the Company has not received any written claims, notices or complaints regarding the Company’s information practices or the disclosure, retention, misuse or security of any personally identifiable information, or alleging a violation of any person’s privacy, personal or confidentiality rights under the Privacy Notice or otherwise by any person, including the Federal Trade Commission, any similar foreign bodies, or any other Governmental Authority. Neither this Agreement nor the transactions contemplated by this Agreement will violate the Privacy Notice as it currently exists or any terms of use or terms of service of the Company and all Personal Information collected by the Company from its website visitors, application users or other end users is subject to such Privacy Notice as it currently exists. To the Knowledge of the Company, there has been no unauthorized access to Personal Information maintained by or on behalf of the Company.

(h)No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company IP, and no current or former employee of the Company who was involved in, or who contributed to, the creation or development of any of any Company IP performed services for any Governmental Authority, university, college, or other educational institution or research center related to such Company IP during a period of time during which such employee was also performing services for the Company.

(i)Section 4.14(i) of the Company Disclosure Schedule sets forth a list of all Open Source Software that (A) is or has been distributed (or is or has been required to be distributed) in connection with the provision of any Company Product or (B) was or is incorporated in whole or in part into or otherwise forms any part of any Company Technology or Company Product. Section 4.14(i) of the Company Disclosure Schedule sets forth the following information for each module of Open Source Software listed or required to be listed: (1) name and version of the module; (2) the name of the license for such module; (3) whether any modifications were made by the Company to such module of Open Source Software; and (4) an indication of whether such module of Open Source Software is or has been distributed by the Company. No use of Open Source Software, whether included, incorporated or embedded in, linked to, combined with or otherwise used by the Company or in the provision of any Company Technology or Company Product, (i) has had the effect of requiring any Software owned or purported to be owned by the Company (“Company Software”), or any portions thereof, modifications thereto or derivative works thereof, to be (A) disclosed or distributed in source code form to any third party (including making the source code publicly available), (B) licensed to third parties under terms that permit preparing derivative works, reverse engineering or redistributing such Software, (C) licensed or otherwise distributed to third parties at no charge (or at a nominal charge), (ii) has had the effect of requiring the Company to grant any Intellectual Property License with respect to Patent Rights, in each case in the operation of the Business as currently conducted, or (iii) otherwise has had or would reasonably be expected to have an adverse effect on the Company. The Company is in compliance with all terms and conditions of all relevant licenses (including all requirements relating to notices and making source code available to third parties) for all Open Source Software listed or required to be listed in Section 4.14(i) of the Company Disclosure Schedule. The Company has provided a complete and accurate copy of the most recent version of all software that is part of any Company Product to Black Duck Software, Inc. (or similar third party) for its review.

(j)There is no malicious code, program, or other internal component (e.g., computer virus, computer worm, computer time bomb, or similar component) present in any Company Software or any Company Product that is intended to damage, destroy, impede the operation of, allow unauthorized access to or alter any Software (including any content therein). The Company Software and Company Products are free from any material defect. None of the Company Products (i) sends information of a user to another Person without the user’s consent, (ii) records a user’s actions without the user’s knowledge, or (iii) employs a user’s Internet connection without the user’s knowledge to gather or transmit information regarding the user or the user’s behavior, in each case in a manner that violates the applicable Privacy Notice or applicable Law.

(k)The Company has not disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code that is Company IP, except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure of such source code except in the performance of services to the Company. No event has occurred, and no circumstances or conditions exist, that with or without notice, lapse of time or both, have resulted in, or would reasonably be expected to result in, the disclosure, delivery, or licensing to any Person of any such source code.

(l)All Software, information technology equipment, websites, content, e- commerce platforms, and software as a service used in the operation of the Business constitute the “IT Assets.” The IT Assets are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company. The IT Assets are free from material defects, substantially conform to applicable specifications and samples and associated documentation, and have not malfunctioned or failed in a manner that has had a material adverse impact on the Company during the twelve (12) months prior to the date of this Agreement and, to the Knowledge of the Company, there has been no unauthorized access to or use of any IT Assets (or any Software, information or data stored on any IT Assets). The Company uses commercially reasonable efforts, consistent with customary practices in the Company’s industry and its obligations to third Persons, to secure the IT Assets and protect them from unauthorized access, use or modification. The Company has implemented reasonable business continuity, and backup and disaster recovery technology, plans, procedures and facilities consistent with industry practices with respect to the IT Assets.

(m)All use of the Social Media Accounts by the Company complies with and has complied in all material respects with all (i) terms and conditions and other Contracts applicable to such Social Media Accounts to which the Company is a party or is otherwise bound and (ii) applicable Law.

(n)The Company has not entered into any Contracts that, following Closing, would or would purport to: (i) require Buyer or any of its Affiliates (other than the Company) to grant any Intellectual Property License; (ii) limit Buyer or any of its Affiliates (other than the Company) from performing any of the activities listed in Section 4.15(a)(viii) of the Company Disclosure Schedule; or (iii) require Buyer or any of its Affiliates (other than the Company) to grant or be bound by any exclusive rights, noncompetition rights, rights of refusal or rights of first negotiation to any other Person.

SECTION 4.15.    Certain Contracts.

(a)Section 4.15(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of all Contracts referred to in clauses (i) through (xix), inclusive, of this Section 4.15 to which the Company is a party (each Contract required to be listed in Section 4.15(a) of the Company Disclosure Schedule, along with each Invention Assignment Agreement, a “Listed Contract” and, collectively, the “Listed Contracts”). An accurate and complete copy of each Listed

Contract (including all modifications and amendments thereto and waivers thereunder) has been made available to Buyer:

(i)    all notes, debentures, other evidences of indebtedness, guarantees, loans, credit or financing agreements or instruments, other Contracts for money borrowed, including any agreements or commitments for future loans, credit or financing, any security agreements, pledge agreements, deposit account control agreements or other similar agreements, any currency exchange, commodities or other hedging or derivative arrangement or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(ii)    all employment, severance, retention, consulting, separation or change in control Contracts with any officer, director, employee or consultant of the Company, whether on a full-time, part-time or consulting basis, pursuant to which the Company has any future liability in excess of $50,000 per annum;

(iii)	all collective bargaining or other similar labor or union Contracts;

(iv)    all leases, rental or occupancy agreements, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any Real Property involving individual annual payments in excess of $50,000 and which are not terminable by the Company;

(v)    all Contracts that relate to any joint venture, joint development, collaboration or partnership agreements or limited liability company agreements (but excluding content partner agreements entered into in the ordinary course of business);

(vi)    all Contracts explicitly requiring expenditures by the Company after the date of this Agreement in an amount in excess of $50,000 and which are not terminable by the Company without cause on 30 days’ prior written notice (or less);

(vii)    all Contracts containing covenants limiting, in any material respect, the freedom of the Company to (A) compete with any Person in any line of business or in any area or territory or (B) freely set prices for its products, services or technologies (including most favored customer pricing provisions);

(viii)    all Contracts that (A) provide for the creation or development (including joint development) by the Company for any other Person, or for the Company by any other Person, of any Intellectual Property Rights or Technology that is or would be material to the conduct of the Business; or (B) provide for the assignment or other transfer to the Company from any other Person, or by the

Company to any other Person, of any ownership interest in any Intellectual Property Rights or Technology that is or are material to the conduct of the Business, excluding, in each case, Contracts that follow Company’s standard form of Invention Assignment Agreement (in the form made available to Buyer);

(ix)    all Contracts that (A) include any grant of an Intellectual Property License, by the Company to any other Person, that is material to the conduct of the Business; (B) obligate the Company to grant an Intellectual Property License on preferential, or reasonable and non-discriminatory or any other terms to any other Person in connection with the Company’s participation in the development, adoption or use of a standard or otherwise; or (C) include any grant to the Company of an Intellectual Property License that is material to the conduct of the Business by any other Person (other than, with respect to this clause (C) only,
(1) Non-Negotiated Vendor Contracts that are not otherwise required to be listed in Section 4.15(a) of the Company Disclosure Schedule, (2) licenses for Open Source Software listed in Section 4.14(i) of the Company Disclosure Schedule and (3) Contracts that follow Company’s standard form of Invention Assignment Agreement (in the form made available to Buyer));

(x)    all Contracts imposing any support, maintenance or service obligations on the Company that (A) has been entered into outside of the ordinary course of business and (B) has a term of more than one (1) year and is not expressly terminable by the Company at the end of such one (1) year term (or any subsequent one (1) year renewal term) or for convenience by Company upon no more than thirty (30) days’ prior notice;

(xi)	all Contracts to which a Governmental Authority is a party;

(xii)    all settlement agreements (including any agreement under which any employment-related claim is settled);

(xiii)    all Contracts with a Related Party (other than employment arrangements, including stock option agreements, entered into in the ordinary course of business);

(xiv)    all Contracts pursuant to which the Company has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(xv)    all Contracts with any Person with whom the Company does not deal at arm’s length;

(xvi)    all Contracts that contain an earn-out or other similar contingent payment or obligation;

(xvii)    all Contracts of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or indebtedness of any other Person entered into outside the ordinary course of business; and

(xviii)    all other Contracts that are material to the Company or its business, operations, financial condition, properties or assets.

(b)(i) Each Listed Contract is in full force and effect and represents a binding obligation on the Company (in all cases subject to any terminations occurring after the Agreement Date that do not result from a breach by the Company), (ii) neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach or violation of, or material default under, or has committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any of the Listed Contracts, nor has the Company received any written notice that it has materially breached, violated or defaulted under any of the Listed Contracts, and (iii) as of the date of this Agreement, the Company has not received any outstanding written notice of cancellation or termination in connection with any Listed Contract and neither the Company nor, to the Knowledge of the Company, any other party currently contemplates any termination, material amendment or change to any Listed Contract.

SECTION 4.16.    Employee Benefit Matters.

(a)Section 4.16(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Buyer an accurate and complete current copy, as applicable, of (i) each Company Benefit Plan, including all amendments thereto (or, to the extent no such copy exists, a description of key terms), (ii) each related trust agreement, insurance contract or other funding arrangements currently in effect, (iii) the most recent summary plan description, together with a summary of any material modifications thereto, (iv) the most recent determination or opinion letter issued by the IRS with respect to any such Company Benefit Plan intended to be qualified under Section 401(a) of the Code, if any,
(v) all discrimination tests required under the Code for each Company Benefit Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years, (vi) all material non-routine communications with the IRS, Department of Labor or other Governmental Authority and (vii) for the most recent plan year, (A) the actuarial or annual report and attached schedules (Form 5500) filed with the IRS and (B) audited financial statements. Neither the Company nor any Affiliate intends to or has committed to establish or enter into any new Company Benefit Plan, or to modify or terminate any Company Benefit Plan.

(b)Each Company Benefit Plan has been established, operated, maintained, funded and administered in all respects in accordance with its terms and in compliance with the applicable requirements of ERISA, the Code and other applicable Laws. There are no Actions pending, or to the Knowledge of the Company investigations or audits pending or threatened by any Person, the IRS or any other Governmental Authority with respect to any Company Benefit Plan (other than routine claims for benefits in the ordinary course). All amendments and actions required to bring each Company Benefit Plan into conformity with applicable provisions of all applicable Laws, including ERISA and the Code, have been made or taken.

(c)Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust or group annuity Contract is exempt from taxation under Section 501(a) of the Code. Each such Company Benefit Plan is the subject of an unrevoked favorable determination or opinion letter from the IRS with respect to such Company Benefit Plan’s qualified status under the Code. Nothing has occurred or is reasonably expected by the Company to occur that could adversely affect the qualification or exemption of any such Company Benefit Plan or its related trust or group annuity Contract.

(d)All contributions, premiums and other payments due or required to be paid by the terms of any Company Benefit Plan or its related trust, insurance contract or other funding arrangement or pursuant to any applicable Law have been timely paid, or, if not yet due, have been accrued as a liability on the Current Balance Sheet or in the Company’s books and records for periods after the date of the Current Balance Sheet.

(e)With respect to each Company Benefit Plan, no transaction or event has occurred or, to the Knowledge of the Company, is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available and neither the Company nor any ERISA Affiliate has incurred, and there exists no condition or set of circumstances in connection with which the Company, any ERISA Affiliates, or Buyer could incur, directly or indirectly, any liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable Law, or pursuant to any indemnification or similar agreement with respect to such Company Benefit Plan. All Taxes that are required by law to be withheld from benefits derived under the Company Benefit Plans have been properly withheld and remitted to the proper depository in a timely manner.

(f)No Company Benefit Plan is, and the Company and its ERISA Affiliates do not maintain, contribute to, or have any obligation to contribute to, or have, within the past six years, maintained, contributed to or had any obligation to contribute to, (i) a pension plan subject to Title IV of ERISA or Section 412 of the Code or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(g)No Company Benefit Plan is a “multiple employer welfare arrangement” as described in ERISA Section 3(40) or a “multiple employer plan” as described in ERISA Section 210(a) or Section 413(c) of the Code.

(h)No Company Benefit Plan provides for medical or welfare benefits (through insurance or otherwise) to any current or former Company Employee or other service provider after retirement or other termination of employment or service, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or any similar applicable Law. No Company Benefit Plan provides for any guaranteed term of employment or guaranteed compensation, or provides for severance benefits or other benefits related to termination of service, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or any similar applicable Law.

(i)Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained in compliance with Section 409A of the Code, and the applicable Treasury Regulations and IRS guidance thereunder and the document or documents that evidence each such plan have conformed to the requirements of Section 409A of the Code and the Treasury Regulations thereunder. No payment pursuant to any arrangement between the Company and any “service provider” (as such term is defined in
Section 409A of the Code and the Treasury Regulations thereunder) would subject any Person to a Tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise. No Company Benefit Plan or other Contract provides a gross-up or other indemnification to any Person with respect to Taxes under Section 409A or 4999 of the Code.

(j)None of the execution, delivery or performance of this Agreement or the transactions contemplated by this Agreement (whether alone or in conjunction with any other event, including any termination of employment on or following the date hereof),
(i) entitle any current or former employee, officer, director or independent contractor of the Company to any transaction or retention bonuses, severance pay, or any other payment or benefit provided by the Company, (ii) accelerate the time of payment or vesting, enhance or increase the amount or type of compensation or benefits due or that may become due to any such individual or require any contributions or payments to fund any obligations under any Company Benefit Plan, (iii) require any contributions or payments to fund any obligations under any Company Benefit Plan, or cause the Company to transfer or set aside any assets to fund any Company Benefit Plan, (iv) limit or restrict the right to amend, terminate or transfer the assets of any Company Benefit Plan, (v) result in any forgiveness of indebtedness under any Company Benefit Plan or

(vi) cause any payment or benefit to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(k)No Company Benefit Plan is subject to the laws of any jurisdiction outside of the United States or provides compensation or benefits to any current or former Company Employee or other service provider that are subject to the laws of any jurisdiction outside of the United States.

SECTION 4.17.    Labor Matters.

(a)The Company is not a party to any collective bargaining or other similar labor agreement with respect to any Company Employees, nor, to the Knowledge of the Company, have there been any attempts to organize the Company Employees. There is no, and since January 19, 2016 there has not been, any labor strike, slowdown, labor disturbance, union organizing activity or work stoppage pending or, to the Knowledge of the Company, threatened against the Company involving any Company Employee. There is no, and since January 19, 2016 there has not been, any unfair labor practice charge or complaint or other Action, investigation or audit against the Company pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board, the Equal Opportunity Commission, the Department of Labor or any other Governmental Authority. The Company is in compliance with all applicable Laws respecting employment or the termination of employment, employment practices, terms and conditions of employment, including wages, hours, equal opportunity, withholding of Taxes, employment discrimination and practices, retaliation, occupational health and safety, workers’ compensation, immigration, classification of workers and collective bargaining and are not engaged in any unfair labor practice.

(b)No individual who has performed services for the Company has been improperly excluded from participation in any Company Benefit Plan and each current service provider compensated as an independent contractor or as an exempt or nonexempt employee of the Company is and at all times has been properly characterized as such based on the applicable standards under applicable Laws.

(c)There is no pending or, to the Company’s Knowledge, threatened, Action against any Company Employee with respect to allegations of sexual harassment or sexual misconduct, and to the Company’s Knowledge, since January 19, 2016, there have been no reported internal or external complaints accusing any supervisory or managerial employee of the Company of sexual harassment or sexual misconduct and no Company Employee has entered into a Contract for the settlement of any Action with respect to sexual harassment or sexual misconduct.

SECTION 4.18. Environmental Matters. The Company has not engaged in any Hazardous Materials Activity in a manner that is reasonably likely to form the basis of an Environmental Claim against the Company or violation of any applicable Environmental

Law. No Action is pending or has been threatened against the Company concerning any Hazardous Materials Activities of the Company. The Company is and has been in compliance with all applicable Environmental Laws. The Company has delivered or otherwise made available for inspection to Buyer true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently owned, operated or leased by the Company, or regarding the Company’s compliance with applicable Environmental Laws.

SECTION 4.19.    Related Party Transactions. No Related Party (a) has any direct or indirect interest in any asset used in or otherwise relating to the Business, (b) has entered into any Contract involving the Company that remains in effect, (c) has asserted any claim or right against the Company (other than rights to receive compensation for services performed as an officer, director or employee of the Company and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course), (d) owes any money to the Company or is owed any money from the Company (other than amounts owed for compensation or reimbursement pursuant to clause
(c)above), (e) provides services to the Company (other than services performed as a director, officer or employee of the Company), or (f) to the Knowledge of the Company, competes with the Company.

SECTION 4.20.    Insurance Policies. Section 4.20 of the Company Disclosure Schedule contains an accurate and complete list of all material policies of property, fire, liability, worker’s compensation, errors and omissions and other forms of insurance (other than title insurance) owned or held by the Company. The Company has heretofore delivered copies of such insurance policies and all amendments and riders thereto to Buyer. All such policies are in full force and effect, and all premiums with respect thereto covering all periods up to the date hereof have been paid, and no notice of material premium increase, cancellation or termination has been received with respect to any such policy. The Company has complied in all material respects with the provisions of such policies applicable to it. There are no pending material claims under any such policies, including any claim for loss or damage to the properties, assets or business of the Company. Such policies are sufficient for compliance with all requirements of Law and of all Contracts to which the Company is a party.

SECTION 4.21.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of the Company.

SECTION 4.22.    Healthcare Matters.

(a)    The Company is in material compliance with Health Care Laws.

(b)    The Company is not currently a party to or the subject of any Action nor has it received written notice from any Governmental Authority that alleges any material noncompliance (or that the Company is or has been under investigation or the subject of an inquiry by any such Governmental Authority for such alleged material noncompliance) with respect to any applicable Health Care Law with respect to the Company.

(c)    The Company has not entered into any written agreement or settlement with any Governmental Authority with respect to any Action or its material non- compliance with, or material violation of, any applicable Health Care Law with respect to the Company nor does the Company have on-going obligations from any such written agreement or settlement with any Governmental Authority and, to the Company’s Knowledge, there are no event(s) or set of circumstances that would give rise to such material noncompliance by the Company (or that would subject the Company to such an Action, investigation or inquiry by any such Governmental Authority for such alleged material noncompliance).

(d)    Neither the Company nor any of its officers, directors, employees or agents is or has been (i) excluded from participation in any federal, state or territorial health care programs, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal Governmental Authorities generally (48
C.F.R. Subpart 9.4), or other applicable Law, or (iii) made a party to any other Action by any Governmental Authority that may prohibit such Person from selling products to any governmental or other purchaser pursuant to any federal, state or local Law.

(e)    To the Knowledge of the Company, no employee or other representative of the Company has in furtherance of or in connection with the Business: (i) offered, promised or given any financial or other advantage or inducement to any Person in violation of applicable Laws; (ii) requested, agreed to receive or accepted any financial or other advantage or inducement in violation of applicable Laws; or (iii) offered, promised or given any financial or other advantage or inducement to any public official or other representative of a Governmental Authority (or to any other Person at the request of, or with the acquiescence of, any public official or other representative of a Governmental Authority) with the intention of influencing that Person in the performance of his, her or its public functions (whether or not that performance would be improper) in violation of applicable Laws.

(f)    The Company has, after taking into account any permitted time extensions, timely and accurately filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any material amendments required to be made with respect thereto, that the Company was required to file with any Governmental Authority, except as being contested in good faith, in each case, in accordance with applicable Health Care Laws.

(g)    The Company is and has been in material compliance with each of its Contracts subject to Health Care Laws and has charged and billed in accordance with the terms of its Contracts, including such agreements with any Seller. For each such Contract, the Company has paid, or caused to be paid, in all material respects all known and undisputed: (i) refunds, (ii) overpayments, (iii) discounts or (iv) adjustments which have become due outside the ordinary course of business.

(h)    The Company has not claimed or retained reimbursements of any kind from any Governmental Authorities or Government Health Care Programs in excess of amounts permitted by the terms and conditions of the applicable Contracts subject to Health Care Laws and Health Care Laws. There are no pending adjustments, overpayment, reconciliations, audits, litigation or notices of intent to audit, notices or other identification of program reimbursement reflecting overpayments, penalties, interest or fines with respect to any such reports, capitation reports, cost reports, billings, reimbursement, or other filings except with respect any applicable Contracts subject to Health Care Laws that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Company outside of the ordinary course of business.

SECTION 4.23.    HIPAA Compliance.

(a)The Company is, and at all times has been, in material compliance with all Laws and Governmental Orders relating to privacy, security, data protection and the collection and use of health information and personal data gathered, accessed, collected and used in the course of the operations of the Company, including applicable rules and regulations imposed by the HIPAA and any state privacy and security law requirements (collectively “Information Laws”).

(b)To the Company’s Knowledge: (i) there has not been any unauthorized access to protected health information, personally identifiable information or personal data, or circumstances that would be reasonably likely to lead to such unauthorized access and (ii) the Company has not experienced an information security or privacy breach event in connection with the Business that would require notification to an individual or Governmental Authority under Information Laws.

(c)To the extent the Company is a “business associate” or “business associate subcontractors” (as such terms are defined by HIPAA), it has executed business associate agreements (as such agreements are defined by HIPAA) meeting all requirements set forth in HIPAA with all clients, contractors, and other downstream entities that meet the definition of a “covered” entity” or “business associate”, or “business associate subcontractor” under HIPAA. The Company is in material compliance with the terms of all business associate and business associate subcontractor agreements to which it is a party.

(d)In connection with its operation of the Business, the Company has commercially reasonable security measures in place that are intended to protect the confidentiality, integrity and availability of all data under their control and/or in their possession in accordance with applicable Information Laws.

(e)The Company has made available to Buyer accurate and complete copies of the compliance policies and/or procedures and privacy notices of the Company relating to Information Laws.

(f)To the Knowledge of the Company, no Action or material violation of HIPAA has been alleged, asserted, or threatened in writing against the Company by any Governmental Authority, or by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such rules, policies, or procedures.

SECTION 4.24.    Accounts Receivable. Section 4.24 of the Company Disclosure Schedule sets forth an accurate and complete aging of the Company’s accounts receivable as of the date hereof in the aggregate and by customer. All such accounts receivable derive from bona fide sales transactions entered into in the ordinary course of business and are payable on the terms and conditions set forth in the applicable Contract (it being understood that the Company makes no representation on the collectability of any such account receivable). Section 4.24 of the Company Disclosure Schedule sets forth such amounts of accounts receivable as of the date hereof that are subject to dispute by any customers of the Company and sets forth the stated basis (if any) for such dispute and the amount claimed to be in dispute.

SECTION 4.25.    Compliance with Anti-Corruption Laws.

(a)Neither the Company, nor, to the Knowledge of the Company, any of its respective directors, employees, agents or representatives (in each case, acting in their capacities as such) have, in the five years preceding the date hereof, directly or indirectly through its representatives or any person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), in connection with the Company’s business, (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other person: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Authority to affect any act or decision of such Governmental Authority in order to, in each case of clauses (I) through (IV), assist the Company in obtaining or retaining business for or with, or directing business to the Company; or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage on behalf of the Company.

(b)None of the Company nor, to the Knowledge of the Company, any of its directors or employees (acting in their capacities as such) have been convicted of violating any Anti-Corruption Law or have been, in the last five years from the date hereof, subject to any investigation or proceeding by a Governmental Authority for potential corruption, fraud or violation of any Anti-Corruption Law.

SECTION 4.26.    Export Controls. The Company has at all times since January 19, 2016 conducted its export and related transactions in all material respects in accordance with (i) all applicable U.S. export, re-export, and anti-boycott Laws and regulations, including the Export Administration Regulations, the Arms Export Control Act and International Traffic in Arms Regulations, and U.S. economic sanctions Laws and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and (ii) all other applicable import and export controls in the other countries in which the Company conducts business. Without limiting the foregoing:

(a)The Company has obtained, and is in compliance in all material respects with, all material export licenses and other material consents, authorizations, waivers, approvals, and orders, has made or filed any and all necessary notices, registrations, declarations and filings with any Governmental Authority, and has met the requirements of all applicable export control classification numbers and of any license exceptions or exemptions, as required in connection with (i) the export and re-export of products, services, Software or Technologies, and (ii) releases of intellectual property, technical data or Software to foreign nationals located in the United States and abroad (“Export Approvals”).

(b)The Company is in compliance in all material respects with the terms of all applicable Export Approvals.

(c)There are no Actions pending or, to the Knowledge of the Company, threatened inquiries, investigations, enforcement actions, voluntary disclosure or other claims against the Company, in each case with respect to Export Approvals.

(d)	The Company has not exported or re-exported to any countries subject to
U.S.    embargo or trade sanctions or to entities identified on any U.S. governmental export exclusion lists, including the Denied Persons List, Entity List, and Specially Designated Nationals List, except as may be permitted by, and in accordance with, applicable Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER AND MERGER SUB

Parent, Buyer and Merger Sub hereby represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

SECTION 5.1.    Authority.

(a)    Each of Parent, Buyer and Merger Sub has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent, Buyer and Merger Sub, the performance by each of Parent, Buyer and Merger Sub of its respective obligations hereunder, and the consummation by each of Parent, Buyer and Merger Sub of the transactions contemplated by this Agreement, have been duly authorized by the board of directors of each of Parent and Merger Sub and the Manager of Buyer and no other corporate or other action on the part of either Parent, Buyer or Merger Sub is necessary to authorize the execution and delivery of this Agreement by each of Parent, Buyer and Merger Sub, the performance by each of Parent, Buyer and Merger Sub of its respective obligations hereunder or the consummation by each of Parent, Buyer and Merger Sub of the transactions contemplated by this Agreement.

(b)    This Agreement has been duly executed and delivered by each of Parent, Buyer and Merger Sub and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of each of Parent, Buyer and Merger Sub, enforceable against each of Parent, Buyer and Merger Sub in accordance with its terms, except as such enforceability may be subject to (a) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (b) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

SECTION 5.2.    Organization. Each of Parent, Buyer and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business as currently conducted. Buyer is duly qualified to do business as a foreign limited liability company, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by Buyer to be so qualified or in good standing, would not have a materially adverse impact on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.3.    Conflicts. The execution and delivery of this Agreement by each of Parent, Buyer and Merger Sub, the performance by each of Parent, Buyer and Merger Sub of its obligations hereunder, and the consummation by each of Parent, Buyer and Merger Sub of the transactions contemplated by this Agreement, does not and will not (a) conflict with or result in a violation of the organizational documents of Parent, Buyer or Merger Sub, (b) assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 5.4 have been obtained or made, conflict with or result in a violation of any Governmental Order or Law applicable to Parent, Buyer or Merger Sub or their respective assets or properties or (c) assuming all consents, waivers, approvals and authorities that are required pursuant to the terms of the Contracts set forth in Section 5.4 of the Company Disclosure Schedule are obtained, result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under any Contract to which Parent, Buyer or Merger Sub is a party, or by which any of the assets or properties of Parent, Buyer or Merger Sub is bound or affected, except, in the case of clauses (b) and (c) of this Section 5.3, as would not reasonably be expected to have a material adverse effect on the ability of Parent, Buyer or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.4.    Consents, Approvals, Etc. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by Parent, Buyer or Merger Sub in connection with the execution and delivery of this Agreement by each of Parent, Buyer and Merger Sub, the performance by each of Parent, Buyer and Merger Sub of its respective obligations hereunder, or the consummation by each of Parent, Buyer and Merger Sub of the transactions contemplated by this Agreement, except (a) the filing of the Certificate of Merger pursuant to the DGCL,
(b)applicable requirements, if any, under the DGCL, federal or state securities or “blue sky” Laws, and (c) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, when taken together with all other such failures by Parent, Buyer and Merger Sub, would not have nor reasonably be expected to have a materially adverse impact on the ability of Parent, Buyer or Merger Sub to perform their respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.5.    Sufficient Funds. Buyer has, and will have on the Closing Date, sufficient immediately available funds to pay, in cash, the Merger Consideration and to perform Buyer’s other obligations under this Agreement and under any other agreement entered into in connection with the transactions contemplated hereby.

SECTION 5.6.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Parent, Buyer, Merger Sub or any of their respective Affiliates.

ARTICLE VI ADDITIONAL AGREEMENTS
SECTION 6.1.    No Solicitation.

(a)    During the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1 (the “Pre- Closing Period”), the Company shall not, and shall cause each of its Representatives not to, directly or indirectly, (a) solicit, initiate or knowingly induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (b) enter into, participate in, maintain or continue any negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (c) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (d) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal or (e) submit any Acquisition Proposal to the vote of the stockholders of the Company. The Company shall (x) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal and (y) request the prompt return or destruction of any confidential information of the Company previously furnished to such Persons. If any Representative of the Company, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 6.1(a) to cause such Representative of the Company not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 6.1(a).

(b)    The Company shall notify Buyer within one Business Day after receipt by the Company (or, to the Knowledge of the Company, by any of the Representatives of the Company) of any Acquisition Proposal, or any other notice that any Person is considering making an Acquisition Proposal, or any request for nonpublic information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Buyer (which notice shall identify the Person or Persons making, or considering making, such Acquisition Proposal) in connection with such Acquisition Proposal and shall keep Buyer reasonably informed of the status and details of any such Acquisition Proposal and any correspondence or communications related thereto and shall provide to Buyer a correct and complete copy of such Acquisition Proposal and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary of the material terms thereof, if it is not in writing.

(c)    The Company shall not release any third party from, or waive any provision of, any confidentiality, standstill or similar agreement to which the Company is a party.

SECTION 6.2.    Conduct of the Company Prior to the Effective Time.

(a)    Unless Buyer otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed) and except as otherwise required or permitted by this Agreement or set forth in the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall use commercially reasonable efforts to conduct the Business in the usual, regular and ordinary course consistent with past practice and use its commercially reasonable efforts to (w) preserve intact its present business organization, (x) maintain in effect all of its foreign, federal, state and local Permits,
(y)keep available the services of the Key Employees, and (z) maintain satisfactory relationships with the customers, lenders, suppliers of the Company and others having material business relationships with the Company.

(b)    During the Pre-Closing Period, the Company shall notify Buyer in writing promptly after the Company has any Knowledge of any Action, audit or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company to be pending or threatened against the Company or any of its officers, directors, employees or stockholders in their capacity as such. During the Pre-Closing Period, the Company shall notify Buyer in writing promptly after the Company has any Knowledge of any written or oral claim by a Person inviting the Company to take a license under any Intellectual Property Rights or considering the applicability of any Intellectual Property Rights to any Company Products or the conduct of the Business.

(c)    Except as otherwise required or permitted by this Agreement or set forth in the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not do or cause to be done any of the following without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(i)    issue, grant, transfer, deliver, sell, authorize, pledge or otherwise encumber or propose the issuance of (A) any capital stock or debt securities of the Company, except upon the exercise of Company Options outstanding on the date of this Agreement, (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Company Capital Stock, other than as set forth on Section 6.2(c)(i) of the Company Disclosure Schedule with respect to grants of options and stock purchase rights with respect to Company Common Stock to potential new hire employees, or (C) any phantom stock, phantom stock rights, stock appreciation rights or stock based performance units;

(ii)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Company Capital Stock or make any other change with respect to its capital structure;

(iii)    create any Encumbrance on any assets or properties (whether tangible or intangible) of the Company, other than Permitted Encumbrances;

(iv)    sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the assets of the Company, other than in the ordinary course of business;

(v)    materially change its collection practices in respect of accounts receivable or payment practices in respect of accounts payable;

(vi)	assign, cancel, abandon, or allow to lapse any Registered Company
IP;

(vii)	acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division or assets thereof;

(viii)    enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(ix)    establish or acquire any Subsidiary other than wholly-owned Subsidiaries;

(x)    other than as required by applicable Law or the terms of any Company Benefit Plan, (A) adopt, amend, modify or terminate any Company Benefit Plan (including, other than as required by this Agreement, any agreement with respect to Company Options), (B) increase the compensation or benefits (including annual base salary or annual bonus opportunity) of any employee, independent contractor, director or officer of the Company, (C) hire or terminate without cause any employee or other service provider with an annual base salary in excess of $100,000, (D) grant, increase or provide any severance or termination payments or benefits to any director, officer, employee or consultant of the Company or (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, compensation or benefits under any Company Benefit Plan;

(xi)    make a material change in any method of financial accounting or financial accounting practice used by the Company, other than such changes as are required by GAAP;

(xii)    (A) make or change any material Tax election, (B) adopt or change (or request to adopt or change) any material method of Tax accounting, (C) enter into or amend (or request to enter into or amend) any agreement, settlement or compromise with respect to any material Tax liability, (D) amend any income or other material Tax Return, (E) surrender any right to claim a refund, offset or other reduction of Taxes, (F) consent to any extension or waiver of the statute of limitations for the assessment or collection of any Tax, or (G) take any position on a Tax Return to accelerate or move any Tax deduction, attribute or benefit to the Pre-Closing Tax Period or defer any Tax detriment or taxable income to a Post-Closing Tax Period;

(xiii)    amend the Company Certificate of Incorporation or Company Bylaws;

(xiv)    make any capital expenditures in excess of $50,000 in the aggregate;

(xv)    create, assume or incur any Debt, or make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans to or investments in the Company or (B) employee loans or advances in the ordinary course of business;

(xvi)    (A) cancel or compromise any debt or claim or waive or release any material right of the Company, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business or
(C) delay or accelerate payment of any account payable in advance of its due date or the date such Liability would have been paid in the ordinary course of business;

(xvii)    liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction, or otherwise alter the Company’s corporate structure;

(xviii)    enter into any Contract that would be required to be disclosed on Section 4.15(a) of the Company Disclosure Schedule if entered into prior to the date of this Agreement or amendment to any Listed Contract, or terminate, supplement, restate or amend, or waive any rights under, any Listed Contract;

(xix)    enter into any Contract with any Related Party of the Company other than sales of inventory and merchandise in the ordinary course of business consistent with past practice;

(xx)	commence any Action;

(xxi)    release, assign, compromise, settle or agree to settle any Action, audit or investigation material to the Company; or

(xxii)    enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.2(c).

SECTION 6.3.    Access to Information. During the Pre-Closing Period, upon reasonable notice and during normal business hours, the Company shall, and shall cause each of its Representatives to, (i) afford the officers, employees and authorized agents and representatives of Buyer reasonable access to the offices, properties, officers, Contracts, systems, books and records of the Company and (ii) furnish to the officers, employees and authorized agents and representatives of Buyer such additional financial and operating data and other information regarding the assets, properties and business of the Company as Buyer may from time to time reasonably request in order to assist Buyer in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated by this Agreement, in each case subject to the terms of the Confidentiality Agreement; provided, however, that Buyer shall not unreasonably interfere with any of the operations or business activities of the Company.

Notwithstanding the foregoing, the Company shall not be required to provide access to or disclose information where such access or disclosure would violate any Law or, in the event the Company has notified Buyer that such access or disclosure would threaten, based on reasonable advice of counsel, the maintenance of any attorney-client privilege, waive the attorney-client privilege of the Company. The Company shall cause its accountants to cooperate with Buyer and Buyer’s agents and advisors in making available all financial information reasonably requested by Buyer and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. No review pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

SECTION 6.4.    Confidentiality; Public Announcements. Parent, Buyer and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality

Agreement. In connection with the Closing, Parent, Buyer and the Company may issue one or more joint press releases that each party has approved. In addition, Parent and Buyer may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable Laws or applicable stock exchange rules or regulations or as it deems otherwise appropriate; provided that, prior to the Closing, prior to Parent or Buyer making such a press release or other disclosure, Parent or Buyer, as applicable, will consult in good faith with the Company as to content of such press release or other disclosure. Notwithstanding the foregoing, the Company shall be permitted to disclose information regarding the Merger to any Person if required by applicable Laws, to the extent necessary to provide the notices and to solicit the consents and approvals required by the terms and conditions of this Agreement and as the Buyer and the Company may agree are otherwise necessary to consummate the Merger. Other than as set forth in this Section 6.4, no party to this Agreement shall make any public announcement relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties to this Agreement.
Notwithstanding anything to the contrary set forth in this Agreement, (i) any Equityholder that is an investment fund may disclose to current and prospective limited partners, members and other equity holders, subject to a duty of confidentiality, (A) the existence of the Merger, (B) the return on such Equityholder’s investment in the Company and (C) such other information as is required to be disclosed by such Equityholder pursuant to the applicable partnership or limited liability company agreement or governing documents, and (ii) any Equityholder may disclose such information as is required under applicable Law including stock exchange rules and regulations, such information as is required to be disclosed by such applicable Law or stock exchange rules and regulations.

SECTION 6.5.    Efforts; Consents; Other Authorizations.

(a)Subject to the terms and conditions of this Agreement, each party to this Agreement shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other Persons that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including those authorizations, consents, orders, approvals, notices and filings set forth in the Company Disclosure Schedule, and
(iii) fulfill all conditions to such party’s obligations under this Agreement. Subject to the terms and conditions of this Agreement, each party to this Agreement shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Notwithstanding the foregoing or anything to the contrary set forth in this

Agreement, in connection with obtaining such authorizations, consents, orders and approvals from third parties, Buyer shall not be required to make payments to any Person.

(b)Promptly following execution and delivery of this Agreement, the Company shall duly take all lawful action to obtain the Required Company Stockholder Vote pursuant to executed written consents (the “Written Consent”) in the form of Exhibit A attached hereto. Promptly following receipt of the Written Consent, the Company shall cause its corporate Secretary or legal counsel to deliver a copy of such Written Consent to Buyer. No later than ten (10) days after the receipt by the Company of the Required Company Stockholder Vote pursuant to the Written Consent, the Company shall deliver an information statement (the “Information Statement”) in form and substance reasonably acceptable to Buyer and its Representatives to the stockholders of the Company (i) in compliance with Sections 228(e) and 262 of the DGCL, to the extent applicable, and (ii) which shall also provide the requisite notice of appraisal rights under the DGCL. The Company will give Buyer and its representatives reasonable opportunity to review and comment on the Information Statement (but in no event less than two (2) Business Days) and the Company will consider in good faith any comments that Buyer or its representatives have with respect to the Information Statement.

SECTION 6.6.    Indemnification; Directors’ and Officers’ Insurance

(a)From and until the sixth anniversary of the Effective Time, Buyer shall cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company (collectively, the “Company Indemnified Parties”), against any and all Damages incurred or suffered by any of the Company Indemnified Parties in connection with any Liabilities or any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, which are asserted or claimed after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and under the Company Certificate of Incorporation and Company Bylaws, as the case may be, in each case as in effect on the date of this Agreement, to indemnify such Company Indemnified Parties. The foregoing covenants under this Section 6.6(a) shall not be used by any Company Indemnified Parties to avoid an obligation to fund such Company Indemnified Party’s Pro Rata Share of any amount that becomes owed based on a claim for which a Buyer Indemnified Party would be entitled to indemnification pursuant to Article IX. For the avoidance of doubt, no Company Indemnified Party shall be entitled to coverage under any Buyer director and officer insurance policy or errors and omission policy unless such Company Indemnified Party is separately eligible for coverage under such policy pursuant to Buyer’s policies and procedures and the terms of such insurance policy.

(b)Prior to the Effective Time, the Company shall purchase a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”), which policy or policies shall cover those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy for an aggregate period of not less than six (6) years from the Effective Time with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement, the premium for which shall be treated as a Company Transaction Expense. Buyer shall contribute an amount equal to up to 175% of the expiring premium policy toward the purchase of such tail coverage. Notwithstanding any other provisions of this Agreement, neither Buyer nor the Surviving Corporation shall be required to pay any additional amounts following the Closing with respect to such directors’ and officers’ liability insurance policy or policies, including any additional amounts to maintain such directors’ and officers’ liability insurance policy or policies.

(c)The terms and provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to the Company Indemnified Parties by applicable Law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, the Company Indemnified Parties, each of whom is an intended third party beneficiary of this Section 6.6. Notwithstanding any other provisions of this Agreement, the obligations of Buyer and the Surviving Corporation contained in this Section 6.6 shall be binding upon the successors and assigns of Buyer and the Surviving Corporation; provided, however, that recourse shall first be against the tail coverage, if and to the extent available, until it is exhausted before recovery against Buyer shall take place.

(d)The provisions of this Section 6.6 shall in no way affect the rights of the Buyer Indemnified Parties or the obligations of the Equityholders arising under Article IX, and any Liabilities subject to indemnification pursuant to Section 6.6(a) or to be covered by the tail coverage pursuant to Section 6.6(b) shall not be used by any Company Indemnified Parties to avoid an obligation to fund such Company Indemnified Party’s Pro Rata Share of any amount that becomes owed based on a claim for which a Buyer Indemnified Party would be entitled to indemnification pursuant to Article IX.

SECTION 6.7.    Employee Benefit Matters.

(a)For a period of twelve (12) months following the Closing, Buyer shall provide (or cause the Surviving Corporation or another Affiliate of Buyer to provide) to each Company Employee who continues in employment with the Surviving Corporation, Buyer or any other Affiliate of Buyer (each, a “Buyer Employer”) following the Effective Time (each, a “Continuing Employee”) (A) base salary or base wages equivalent to the base salary or base wages provided to such Continuing Employee immediately prior to the Effective Time and (B) a target bonus opportunity and employee benefits (excluding equity and equity-based and long-term cash (including multi-year variable) incentives, retention bonuses, transaction bonuses, change in control entitlements, non-qualified deferred compensation arrangements and, unless required by applicable Law, defined benefit pension or retiree medical benefits) that are comparable in the aggregate to, in Buyer’s discretion, (i) the target bonus opportunity and employee benefits (subject to the same exclusions) provided to such Continuing Employee immediately prior to the

Effective Time, (ii) the target bonus opportunity and employee benefits (subject to the same exclusions) provided by Buyer to similarly situated employees of Buyer immediately prior to the Effective Time or (iii) some combination of the foregoing.
Notwithstanding the foregoing, nothing herein, express or implied, is intended to confer upon any employee or any other Person any right to continued employment or continued receipt of any employee benefits or shall preclude the Company, Buyer, the Surviving Corporation, or any other Affiliate of Buyer from terminating the employment of any employee at any time on or after the Closing.

(b)For purposes of determining eligibility to participate, vesting (and benefit accrual for vacation or severance benefits only), under any benefit plan or arrangement of Buyer, the Surviving Corporation or any of their respective Subsidiaries providing employee benefits to Continuing Employees after the Closing (the “Buyer Benefit Plans”), each Continuing Employee shall receive, from and after the Closing in the plan year that includes the Closing Date, service credit for service with the Company (and its predecessors) prior to the Closing Date to the same extent such service credit was granted to such Continuing Employee under the Company Benefit Plans, except to the extent that providing such credit would result in a duplication of benefits. In addition, Buyer and the Surviving Corporation shall use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions, actively at work requirements and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Company Employees immediately prior to the Effective Time and (ii) cause any co-payments, deductibles and other eligible expenses incurred by an Continuing Employees during the plan year that includes the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of each comparable Buyer Benefit Plan (to the extent such credit would have been given under comparable Company Benefit Plans prior to the Closing.

(c)Contemporaneously with the execution and delivery of this Agreement, Buyer will approve a management incentive plan in the form of Exhibit F (the “Management Incentive Plan”) to become effective upon the Closing.

(d)This Section 6.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.7, expressed or implied, is intended or shall be construed to confer upon any other Person any rights or remedies of any nature whatsoever or to constitute an amendment, waiver or creation of any Company Benefit Plan or any plan maintained Buyer or its Affiliates (or an undertaking to amend any such plan) or other compensation and benefits plan maintained for or provided to Company employees, including Continuing Employees, prior to or following the Closing Date. Without limiting the foregoing, no provision of this Section
6.7    shall create any third party beneficiary rights in any current or former employee, director or consultant of the Company.

SECTION 6.8.    Tax Matters.

(a)    Tax Returns. The Company shall provide Buyer with a draft of its original 2017 federal and state income Tax Returns and any other material income Tax Returns required to be filed on or before the Closing Date at least 10 Business Days before the due date for the filing of such Tax Return for the Buyer’s review and comment (but no such comment shall affect the right of a Buyer Indemnified Party to indemnification pursuant to Section 9.2 hereof). Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company required to be filed after the Closing Date, and shall timely remit, or cause to be remitted, to the appropriate Tax Authority all Taxes reflected on such Tax Returns, subject to its right to be indemnified for all Indemnified Taxes. To the extent such Tax Returns include any Pre-Closing Tax Period (i) such Tax Returns shall be prepared consistent with the past practices of the Company in all material respects, provided that Buyer reasonably determines such past practices are more likely than not to be resolved in Buyer’s favor in a dispute with the relevant Tax Authority (ii) Buyer shall provide the Equityholders’ Representative with a draft of any such income or other material Tax Return at least 10 Business Days before the due date for the filing of such Tax Return for the Equityholders’ Representative’s review and comment (but no such comment shall affect Buyer’s right to indemnification pursuant to Section 9.2. hereof).

(b)    Amendments. Except as required by applicable Law, Buyer shall not, and shall not permit any of its Affiliates (including the Company) to, amend any Tax Return of the Company filed on or before the Closing Date to the extent such amendment could reasonably be expected to result in an indemnification obligation pursuant to Section 9.2 without the prior written consent of the Equityholders’ Representative, which consent will not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, neither the amount of Taxes reflected on any such amended Tax Return nor the consent of the Equityholders’ Representative to the filing thereof shall affect the right of a Buyer Indemnified Party to indemnification pursuant to Section 9.2 hereof.

(c)    Cooperation. Buyer and the Equityholders’ Representative, on behalf of the Equityholders, shall cooperate as and to the extent reasonably requested by the other party in connection with the filing of any Tax Returns of or with respect to the Company or its respective operations and any Tax Contest. Such cooperation shall include obtaining and providing appropriate forms, retaining and providing records and information that are reasonably relevant to any such Tax Return or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(d)    Transfer Taxes. All Transfer Taxes imposed with respect to the transactions contemplated by this Agreement shall be borne by the Equityholders. Buyer hereby agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts; provided, however, that the Equityholders and Equityholders’ Representative shall cooperate reasonably with Buyer in the execution and filing of any such documents.

SECTION 6.9.    Notice of Certain Events. During the Pre-Closing Period, each party hereto shall promptly notify the other party hereto following obtaining knowledge of the breach of any representation or warranty of such party or the failure of the Company, Merger Sub or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case, which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that an unintentional failure to give notice under this Section 6.9 shall not be deemed a breach of covenant under this Section 6.9 and shall constitute only a breach of the underlying representation, warranty, covenant or agreement, as the case may be.

SECTION 6.10.    Termination of Affiliate Agreements. Except as set forth on Schedule 6.10, all agreements between the Company and its Affiliates (other than employment, severance or other similar arrangements) shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall be canceled without payment or any further liability on the part of the Company.

SECTION 6.11.    Payoff Letters and Invoices. The Company shall exercise reasonable best efforts to obtain and deliver, in a form reasonably acceptable to Buyer, to Buyer no later than three (3) Business Days prior to the Closing Date, an accurate and complete copy of: (a) a payoff letter, dated no more than five (5) Business Days prior to the Closing Date, with respect to all Closing Debt and the amounts payable to the lender thereof to (i) satisfy such Debt as of the Closing and (ii) terminate and release any Encumbrances related thereto (each, a “Payoff Letter”) and (b) an invoice from each advisor or other service provider to the Company, dated no more than five (5) Business Days prior to the Closing Date, with respect to all Unpaid Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date (each, an “Invoice”). Promptly following the Closing, Buyer shall pay (or shall cause the Surviving Corporation to pay) each of the
(a) debtors pursuant to each such Payoff Letter and (b) advisors or other service providers to the Company pursuant to each such Invoice.

SECTION 6.12.    Form S-8. With respect to the Company Options assumed pursuant to Section 2.7, Parent shall use its commercially reasonable efforts to file with the SEC a registration statement on Form S-8 (or any successor form) relating to the shares of Parent Stock issuable pursuant to the exercise of such Assumed Options or, in its discretion, provide for such Assumed Options to be covered by an existing registration statement on Form S-8, no later than 30 Business Days following the Closing Date, and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any Assumed Options remain outstanding. Parent shall, within 30 Business Days after the Effective Time, deliver to each holder of an Assumed Option a written notice documenting the assumption of the Company Option, as applicable. Such notice shall specify the number of shares of Parent Stock subject to the Assumed Option, as applicable, as well as the exercise price per share of Parent Stock subject to such Assumed Option.

SECTION 6.13.    Section 280G. If required to avoid the imposition of Taxes under Section 4999 of the Code with respect to any payment or benefit in connection with this Agreement or the transactions contemplated by this Agreement, the Company shall, reasonably in advance of the Closing Date, deliver to its equityholders (whether direct or indirect to the extent required, and as determined following a reasonable consultation with Buyer and its representatives) a disclosure statement which satisfies its disclosure obligations under Section 280G(b)(5)(B) of the Code and the regulations thereunder, and which solicits and recommends that its equityholders vote in favor of the parachute payments disclosed therein through a vote meeting the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, including requesting using its reasonable best efforts to obtain any employee waivers required in connection therewith in order for such vote to be effective under Section 280G of the Code and the applicable regulations. The Company shall provide Buyer and its representatives with a copy of such disclosure statement within a reasonable time prior to delivery to each equityholder and shall consider in good faith any comments made by Buyer or its representatives regarding the content of such disclosure statement.

SECTION 6.14.    Company Benefit Plans. The Company’s Board of Directors shall terminate or cancel the Company Benefit Plans set forth in Section 6.14 of the Company Disclosure Schedule or otherwise specified by Buyer prior to the Closing Date effective as of the Effective Time and provide evidence of such termination or cancellation reasonably acceptable to Buyer and shall adopt (or shall cause there to be adopted) no later than the day before the Closing Date: (i) resolutions terminating each Company Benefit Plan intended to be qualified under Section 401(a) of the Code that includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “401(k) Plan”), such termination to be effective no later than the day before the Closing Date; and (ii) an amendment to the 401(k) Plan that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of such plan shall be maintained at the time of its termination. The Company shall provide a draft of such resolutions to Buyer prior to their adoption and address, to the reasonable satisfaction of Buyer, any comments Buyer may have as to such resolutions. Without limiting the foregoing, in the event that Buyer requests termination of a 401(k) Plan, immediately prior to such termination, the Company will make all necessary payments to the trust for the 401(k) Plan to fund the contributions:
(i)necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period through and including the time of termination; (iii) for all employer contributions (if any) for the period through and including the time of termination; and (iv) all participants and former participants in such 401(k) Plan shall become fully vested in their account balances under the 401(k) Plan to the extent required by Law or the then existing terms of the 401(k) Plan.

SECTION 6.15.    Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby.

ARTICLE VII CONDITIONS TO CLOSING
SECTION 7.1.    Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a)    Representations and Warranties; Covenants. (i) The representations and warranties of Parent, Buyer and Merger Sub set forth in Article V shall be true and correct (when read without any exception or qualification as to materiality) at and as of the date of this Agreement and as of the Closing Date as though then made (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby, (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Parent, Buyer and Merger Sub at or prior to the Effective Time shall have been performed or complied with in all material respects and (iii) the Company shall have received an officer’s certificate of an officer of each of Parent, Buyer and Merger Sub, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 7.1(a).

(b)    No Governmental Order or Actions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger. In addition, there shall not be instituted by any Governmental Authority any Action that remains pending and that challenges or seeks, directly or indirectly to prevent, prohibit or make illegal or delay materially the consummation of the Merger on the terms of this Agreement or seeking to obtain material damages in connection therewith.

(c)    Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholder Vote.

(d)    Escrow Agreement. Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

SECTION 7.2.    Conditions to Obligations of Parent, Buyer and Merger Sub. The obligations of Parent, Buyer and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Parent, at or prior to the Closing, of each of the following conditions:

(a)Representations and Warranties; Covenants. (i) (A) The representations and warranties of the Company (other than the Fundamental Representations) set forth in Article IV shall be true and correct (when read without any exception or qualification as to materiality or Material Adverse Effect) (x) in all material respects, as of the date hereof, and (y) as of the Closing Date as though made on the Closing Date (except that those representations and warranties that are made as of a specific date need only be true and correct as of such date), except to the extent that the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect, (B) the Fundamental Representations (other than Section 4.3) shall be true and correct (when read without any exception or qualification as to materiality or Material Adverse Effect) in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except that those representations and warranties that are made as of a specific date need only be true and correct in all material respects as of such date) and (C) the representations and warranties of the Company set forth in Section 4.3 must be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, subject only to, in each case, de minimis inaccuracies, (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects and (iii) Buyer shall have received an officer’s certificate of an officer of the Company, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 7.2(a).

(b)No Governmental Order or Actions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any of the other material transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger. In addition, there shall not be instituted by any Governmental Authority any Action that remains pending and that challenges or seeks, directly or indirectly to prevent, prohibit or make illegal or delay materially the consummation of the Merger on the terms of this Agreement or seeking to obtain material damages in connection therewith.

(c)Company Board and Stockholder Approval. The Board Approval and the Required Company Stockholder Vote shall have been obtained and such approvals shall remain in full force and effect.

(d)Escrow Agreement. The Equityholders’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(e)No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(f)Management Agreements. The Non-Competition and Non- Solicitation Agreements from the Key Persons, the Employment Agreements from the Key Employees and the Consulting Agreement, including any agreements related thereto entered into in connection with the signing, shall each be in full force and effect and none of the Key Employees shall have refused to commence employment under his or her Employment Agreement.

(g)Appraisal Rights. Holders of no more than 5% of the outstanding Company Capital Stock (calculated on an as-converted-to-common-stock basis) shall have exercised (and not withdrawn or otherwise properly failed to perfect) appraisal rights under the DGCL.

(h)Termination of Affiliate Agreements. Evidence reasonably satisfactory to Buyer that all agreements between the Company and its Affiliates (other than those set forth on Schedule 6.10) have been terminated.

(i)Resignations of Directors and Officers. The persons holding the positions of a director or officer of the Company, in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time.

(j)	Closing Certificate and Spreadsheet.

(i)    Buyer shall have received the Closing Certificate from the Company, provided, however, that such receipt shall not be deemed to be an agreement by Buyer that the Closing Certificate is accurate and shall not diminish Buyer’s remedies hereunder if the Closing Certificate is not accurate.

(ii)    Buyer shall have received the Spreadsheet from the Company, certified as such by the Chief Executive Officer of the Company; provided, however, that such receipt shall not be deemed to be an agreement by Buyer that the Spreadsheet is accurate and shall not diminish Buyer’s remedies hereunder if the Spreadsheet is not accurate.

(k)Good Standing Certificates. Buyer shall have received a certificate of good standing from the Office of the Secretary of State of the State of Delaware and each other state or jurisdiction in which the Company is qualified to do business as a foreign corporation certifying as of a date no more than three
(3) Business Days prior to the Closing Date that the Company is in good standing and that all applicable Taxes and fees of the Company through such certification date have been paid.

(l)Payoffs Letters and Invoices. The Payoff Letters and Invoices contemplated under Section 6.11 shall each be in full force and effect or delivered, respectively.

(m)Consents. Buyer shall have received duly executed copies of all third-party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Section 7.2(m) of the Company Disclosure Schedule.

(n)FIRPTA Certificate. At the Closing, the Company shall deliver to Buyer a statement, meeting the requirements of Section 1.1445-2(c)(3) of the Treasury Regulations, to the effect that the Company is not, and has not been at any time during the past five years, a “U.S. real property holding company” and none of its shares constitute a “U.S. real property interest” within the meaning of Section 897 of the Code and the Treasury Regulations thereunder.

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
SECTION 8.1.    Termination. This Agreement may be terminated at any time
prior to the Closing:

(a)by the mutual written consent of Parent, Buyer, Merger Sub and the Company;

(b)by either the Company, on the one hand, or Parent, Buyer and Merger Sub, on the other hand, by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated by this Agreement, and such Governmental Order shall have become final and unappealable; provided, however, that the terms of this Section 8.1(b) shall not be available to any party unless such party shall have used commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger or other transaction contemplated by this Agreement to which such Governmental Order relates;

(c)by either the Company, on the one hand, or Parent, Buyer and Merger Sub, on the other hand, by written notice to the other party if the Merger shall not have been consummated on or before 11:59 p.m. Eastern time on October 14, 2018 (the “Expiration Date”); provided, that in each case the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party if the failure to consummate the Merger on or prior to such date is the result of any breach in any material respect of this Agreement by such party seeking to terminate the Agreement pursuant to the terms of this Section 8.1(c).

(d)by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent, Buyer or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent, Buyer or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.1(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Parent’s, Buyer’s and Merger Sub’s representations and warranties or breach by Parent, Buyer or Merger Sub is curable by Parent, Buyer or Merger Sub prior to the Expiration Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(d) prior to ten (10) Business Days following the receipt of written notice from the Company to Parent, Buyer and Merger Sub of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent, Buyer or Merger Sub is cured so that such conditions would then be satisfied);

(e)by Parent or Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the Expiration Date through the exercise of reasonable efforts, then Parent or Buyer may not terminate this Agreement under this Section 8.1(e) prior to ten (10) Business Days following the receipt of written notice from Parent or Buyer to the Company of such breach (it being understood that Parent or Buyer may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured so that such conditions would then be satisfied); or

(f)by Parent or Buyer, if no later than eight hours following the execution and delivery of this Agreement by all of the parties hereto the Company shall not have delivered to Buyer evidence that this Agreement has been adopted by the Required Company Stockholder Vote.

SECTION 8.2.    Effect of Termination.

(a)In the event of termination of this Agreement and abandonment of the Merger and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 8.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of (i) any failure to consummate the Merger and the other transactions contemplated hereby if required to pursuant to this Agreement or (ii) any intentional breach of any representation, warranty, agreement or covenant in this Agreement, and in each case the aggrieved party will be entitled to all rights and remedies under this Agreement or available at Law or in equity. Under no circumstances shall the Company be entitled to monetary damages in excess of the amount of the Merger Consideration.

(b)Notwithstanding the foregoing, the terms of Section 6.4, this Section 8.2 and Article X shall remain in full force and effect and shall survive any termination of this Agreement, whether in accordance with Section 8.1 or otherwise.

ARTICLE IX INDEMNIFICATION
SECTION 9.1.    Survival. The representations and warranties made by the
Company in Article IV shall survive the Closing and shall expire on the 12-month anniversary of the Closing Date (the “Indemnity Escrow Expiration Date”), except that
(i) the representations and warranties set forth in Section 4.6 shall survive the Closing and expire on the 9-month anniversary of the Closing Date, (ii) the representations and warranties set forth in Section 4.14, Section 4.22 and Section 4.23 (collectively, the “Special Representations”) shall survive the Closing and expire on the 18-month anniversary of the Closing Date, (iii) the Fundamental Representations (other than the representations and warranties in Section 4.9) shall survive the Closing and expire on the third anniversary of the Closing Date, (iv) the representations and warranties set forth in Section 4.9 (and the indemnification obligations under Section 9.2(d)) shall survive the Closing and expire on the date that is 90 days after the applicable statute of limitations and (v) any claim based on Fraud by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby shall survive the Closing and expire on the seventh anniversary of the Closing Date; provided, however, that if, at any time prior to the applicable expiration date referenced above, Buyer (acting in good faith) delivers to the Equityholders’ Representative a written notice of the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company in Article IV setting forth in reasonable detail the basis for Buyer’s belief that such an inaccuracy or breach exists and asserting a claim for recovery under Section 9.2(a) based on such alleged inaccuracy or breach then the claim asserted in such notice shall survive the expiration of the applicable time period until such time as such claim is fully and finally resolved. The representations and warranties made by Parent, Buyer and Merger Sub in Article V shall not survive the Closing and shall terminate at the Effective Time. All covenants and agreements of the Company to be performed or complied with on or prior to the Closing will survive the Closing Date for a period of twelve (12) months after the Closing Date. All other covenants and agreements of the Company and Buyer contained in this Agreement and in any certificate or other instrument or document delivered pursuant to this Agreement will survive the Closing Date in accordance with their respective terms but not to exceed the applicable statute of limitations with respect to the breach of any such covenant or agreement.

SECTION 9.2.    Right to Indemnification. Subject to the limitations set forth in this Article IX, from and after the Effective Time, each of the Equityholders, severally (and not jointly) and in proportion to such Equityholder’s respective Pro Rata Share, shall hold harmless and indemnify each of Merger Sub, the Surviving Corporation, Buyer and their respective officers, directors, employees, agents, representatives and affiliates (the “Buyer Indemnified Parties”) against Damages incurred, directly or indirectly, whether or not due to a Third-Party Claim, if and to the extent of and as a result of (a) any breach or inaccuracy of any representation or warranty set forth in Article IV, (b) any breach or violation of any covenant or agreement of the Company set forth in this Agreement,
(c)any Indemnified Taxes, (d) any Unpaid Company Transaction Expenses charged to Parent, Buyer, Merger Sub, the Surviving Corporation or the Company that were not reflected in the Closing Certificate, (e) any Debt that is outstanding and unpaid as of the Closing Date and not reflected in the Closing Certificate, (f) any amounts required to be paid to any Equityholder in their capacity as such in excess of amounts set forth in the Spreadsheet other than as a result of increases in the Final Merger Consideration pursuant to Section 3.4(f)(i) and (g) claims by any Optionholder with respect to, arising out of or otherwise in connection with the treatment of the Company Options held by such Optionholder; provided that the Buyer Indemnified Parties shall not be entitled to indemnification for Taxes arising in a Post-Closing Tax Period as a result of the unavailability, or limitation on the amount or use, of a loss- or credit- carryforward from a Pre-Closing Tax Period.

SECTION 9.3.    Limitations on Liability.

(a)    The Indemnity Escrow Fund shall serve as the sole source of recovery for indemnification claims made by the Buyer Indemnified Parties under Section 9.2; provided, however, that (x) the right of the Buyer Indemnified Parties to be indemnified for more than the Indemnity Cap shall apply, and (y) the right to be indemnified solely and exclusively from the Indemnity Escrow Fund shall not apply, to claims: (i) relating to a breach of any Special Representation, for which the maximum liability of each Equityholder shall be equal to 25% of the Merger Consideration received by such Equityholder; (ii) relating to the breach of a Fundamental Representation; (iii) for any Indemnified Taxes; or (iv) that arise out of Fraud by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby or willful breach of any covenants contained in Article VI of this Agreement by the Company. Notwithstanding anything to the contrary in this Agreement, in no event shall any Equityholder be liable to the Buyer Indemnified Parties for Damages under this Article IX or otherwise relating to this Agreement and the transaction contemplated hereby (i) in excess of such Equityholder’s Pro Rata Share of such Damages or (ii) in excess of the Merger Consideration actually received by such Equityholder (including any Retention Holdback Amount). The Indemnity Escrow Fund must first be exhausted before recovery can be made against any Equityholder. Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in this Section 9.3 shall not apply with respect to an Equityholder in the case of such Equityholder’s own Fraud and such Equityholder shall be liable to the Buyer Indemnified Parties for the full amount of Damages resulting from, arising out of or related to such Fraud. With respect to indemnification claims for which the Indemnity Escrow Fund does not serve as the sole source of recovery, any amounts owing to any Buyer Indemnified Party by the Founder Shareholders pursuant to this Article IX may be recovered, at Buyer’s discretion, from each Founder Shareholder’s share of the Retention Holdback Amount.

(b)    Notwithstanding anything to the contrary contained in this Agreement, except for Damages resulting from a breach of a Fundamental Representation or Fraud by or on behalf of the Company, a willful breach of this Agreement by the Company, or for Indemnified Taxes, no Equityholder shall be liable to a Buyer Indemnified Party in respect of any indemnification hereunder pursuant to Section 9.2 except to the extent that both (i) the amount (without duplication) of Damages of the party seeking indemnification for any individual claim or series of related claims exceeds $25,000 (the “Mini-Basket”) and (ii) the aggregate amount of Damages for all individual claims that are subject to the Deductible and that exceed the Mini-Basket exceeds $350,000 (the “Deductible”), in which event the Buyer Indemnified Parties shall, subject to the other limitations contained herein, be entitled to be indemnified only against the portion of Damages in excess of the Deductible.

(c)    Without limiting the effect of any other limitation contained in this Article IX, for purposes of computing the amount of any Damages incurred by Buyer under this Article IX, there shall be deducted: an amount equal to the amount of any indemnification payments, contribution payments, reimbursements or other recoveries (collectively, “Recoveries”) actually received (net of any costs of recovery, enforcement, deductibles and retro-premium adjustments and any Taxes associated with receiving such Recoveries net of any cash Tax benefits actually received for the tax year in which such Damages are incurred as a result of such underlying Damages as determined on a “with and without” basis, and excluding any amounts recovered by the Buyer Indemnified Parties under insurance policies) by Buyer or any of its Affiliates in connection with such Damages or any of the circumstances giving rise thereto. If Buyer or any of its Affiliates actually receives any Recoveries after an indemnification payment has been made to it hereunder, then Buyer shall promptly pay (up to the aggregate amount of indemnification payments previously made to Buyer or its Affiliates hereunder) to the Equityholders’ Representative the amount of such Recoveries at such time or times as and to the extent that such Recoveries are actually received, to the extent not previously offset against Damages paid by the Equityholders.

(d)    Subject to Section 9.4, the Buyer Indemnified Parties’ right to bring claims for Damages under the matters set forth in Section 9.2(d), (e), (f) and (g) shall expire on the Indemnity Escrow Expiration Date.

(e)    For purposes of determining any breach or inaccuracy and the amount of any Damages under Section 9.2(a) or Section 9.2(b), all qualifications and limitations as to materiality, Material Adverse Effect and words of similar import set forth in this Agreement shall be disregarded.

(f)    For purposes of determining any breach or inaccuracy and the amount of any Damages for the representations and warranties under Section 4.14 (b) and (d) that are qualified by the Company’s actual knowledge with respect to third-party patents, subject to other limitations contained in Section 9.3, such qualifiers shall be disregarded solely for claims made in accordance with Section 9.4, prior to the 12 month anniversary of the Closing Date, as to which the amount of Damages recoverable from the Equityholders may not exceed 17% of the Merger Consideration allocated to each such Equityholder. Subject to other limitations contained in Section 9.3, claims made for Damages by Buyer against the Equityholders, in accordance with Section 9.4, following the 12 month anniversary of the Closing Date for breach of the representations and warranties under Section 4.14(b) and (d) that are qualified by the Company’s actual knowledge with respect to third-party patents, may not exceed 25% of the Merger Consideration allocated to each such Equityholder.

SECTION 9.4.    Claims and Procedures.

(a)If a Buyer Indemnified Party determines in good faith that it has a bona fide claim for indemnification pursuant to this Article IX (a “Claim”), then Buyer (on behalf of the applicable Buyer Indemnified Party) may deliver to the Equityholders’ Representative, a certificate (any certificate delivered in accordance with the provisions of this Section 9.4(a), a “Claim Certificate”):

(i)    stating that a Buyer Indemnified Party has a claim for indemnification pursuant to this Article IX;

(ii)    setting forth the amount of Damages actually incurred by such Buyer Indemnified Party or a good faith estimate of the amount of Damages that Buyer reasonably and in good faith believes it will have to incur (which amount may be the amount of Damages claimed by a third party in a Third-Party Claim); and

(iii)    specifying in reasonable detail (based upon the information then possessed by Buyer at such time) the material facts known to the Buyer Indemnified Party giving rise to such Claim and including any documentation in possession of such Buyer Indemnified Party supporting the determination of any estimate of indemnifiable Damages;

provided, however, that the Claim Certificate may be updated and amended from time-to- time by Buyer in good faith by delivering an updated or amended Claim Certificate to the Equityholders’ Representative, so long as (w) such amendment does not assert new claims for which the Buyer Indemnified Parties right to indemnification has expired under this Article IX, (x) the delivery of the original Claim Certificate is made within the applicable claims period, (y) such update or amendment only asserts in good faith bases for liability reasonably related to the underlying facts and circumstances specifically set forth in such original Claim Certificate and (z) any increase in the estimated amount of Damages is made reasonably and in good faith and accompanied by documentation supporting such increase; provided further, however, that all Claims for Damages properly set forth in the original Claim Certificate or any permitted update or amendment thereto shall remain outstanding until such Claims for Damages have been finally resolved or satisfied, notwithstanding the expiration of such claims period; provided further that the Claim Certificate shall be updated and amended by Buyer by delivering an updated or amended Claim Certificate to the Equityholders’ Representative in the event that Buyer reasonably and in good faith anticipates any decrease in the estimated amount of Damages. Following the delivery of a Claim Certificate, the Equityholders’ Representative and its representatives and agents shall, upon reasonable notice, be given reasonable access during normal business as they may reasonably require to the books and records of the Surviving Corporation and access to such personnel or representatives of the Surviving Corporation and Buyer, including but not limited to the individuals responsible for the matters that are subject of the Claim Certificate, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Claim Certificate; provided, however, that the Equityholders’ Representative shall not unreasonably interfere with any of the operations or business activities of the Company.

No delay in providing such Claim Certificate (or any update or amendment thereto after conducting discovery regarding the underlying facts and circumstances set forth therein) shall affect a Buyer Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Equityholders are materially prejudiced thereby in terms of the amount of Damages for which the Equityholders are obligated to indemnify the Buyer Indemnified Parties.

(b)At the time of delivery of any Claim Certificate to the Equityholders’ Representative, a duplicate copy of such Claim Certificate shall be delivered to the Escrow Agent by or on behalf of Buyer (on behalf of itself or any other Buyer Indemnified Party).

(c)If the Equityholders’ Representative, in good faith objects to any claim made in any Claim Certificate, then the Equityholders’ Representative shall deliver a written notice (a “Claim Dispute Notice”) to Buyer during the 30-day period commencing upon receipt by the Equityholders’ Representative of the Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the applicable Claim Certificate. If the Equityholders’ Representative does not deliver a Claim Dispute Notice hereunder prior to the expiration of such 30-day period, then (i) each claim for indemnification set forth in such Claim Certificate shall be deemed to have been conclusively determined in favor of the applicable Buyer Indemnified Party for purposes of this Article IX on the terms set forth in the Claim Certificate and (ii) if cash remains in the Indemnity Escrow Fund, then Buyer and the Equityholders’ Representative shall direct the Escrow Agent to deliver cash from the Indemnity Escrow Fund to Buyer in accordance with this Section 9.4.

(d)If a Claim Dispute Notice is properly delivered hereunder, then Buyer and the Equityholders’ Representative shall attempt in good faith to resolve any such objections raised in such Claim Dispute Notice. If Buyer and the Equityholders’ Representative agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Buyer and the Equityholders’ Representative shall be prepared and signed by both parties and, if cash remains in the Indemnity Escrow Fund, promptly delivered to the Escrow Agent directing the Escrow Agent to distribute cash from the Indemnity Escrow Fund in accordance with the terms of such memorandum.

(e)If no such resolution can be reached during the 30-day period following receipt of a given Claim Dispute Notice hereunder, then upon the expiration of such 30- day period, either Buyer or the Equityholders’ Representative may bring suit to resolve the objection in accordance with Section 10.12 and Section 10.13. The decision of the trial court as to the validity and amount of any claim in such Claim Certificate shall be nonappealable, binding and conclusive upon Buyer, the Equityholders’ Representative and the Equityholders, and Buyer and the Equityholders’ Representative shall promptly direct the Escrow Agent to act in accordance with such decision and distribute cash from the Indemnity Escrow Fund in accordance therewith if the underlying Claim Certificate was delivered by Buyer. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

SECTION 9.5.    Defense of Third-Party Claims.

(a)Upon receipt by any Buyer Indemnified Party of notice of any actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding that has been or may be brought or asserted by a third party against such Buyer Indemnified Party and that may be subject to indemnification hereunder (any such claim, excluding any Tax Contest, a “Third-Party Claim”), Buyer (on behalf of such Buyer Indemnified Party) shall promptly give notice of such Third-Party Claim to the Equityholders’ Representative indicating the nature of such Third-Party Claim and the stated basis therefor and the amount of Damages claimed pursuant to such Third-Party Claim (the “Third-Party Claim Notice”).

(b)Buyer shall determine and conduct the investigation, defense or settlement of any Third-Party Claim, and the costs and expenses incurred or paid by Buyer in connection with such investigation, defense or settlement (including attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court or arbitration costs) shall be included in the Damages for which Buyer may seek indemnification pursuant to a Claim made by any Buyer Indemnified Party hereunder. The Equityholders’ Representative shall have the right to employ separate counsel in such Third-Party Claim and participate in such defense thereof (but not control or conduct such defense), provided that the fees and expenses of such counsel shall be at the expense of Equityholders’ Representative (on behalf of the Equityholders). The Equityholders’ Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Equityholders’ Representative does not affect any privilege relating to the Buyer Indemnified Party. No settlement of any such Third-Party Claim with any third party claimant shall be made without the prior written consent of the Equityholders’ Representative, (which shall not be unreasonably withheld, conditioned or delayed) and which shall be deemed to have been given unless the Equityholders’ Representative shall have objected within thirty (30) days after written request for such consent by the Buyer.

(c)Notwithstanding Section 9.5(a) or Section 9.5(b), after the Closing, Buyer shall control the conduct and resolution of any Tax Contest, provided, however, that to the extent any Tax Contest could reasonably give rise to an indemnification claim by a Buyer Indemnified Party, Buyer shall (i) notify the Equityholders’ Representative of such Tax Contest in writing within a reasonable period of time after its or the Surviving Corporation’s receipt of notice of a Tax Contest with respect to any Tax Return for a Pre- Closing Tax Period, (ii) permit the Equityholders’ Representative to evaluate and comment on such Tax Contest and (iii) reasonably and in good faith consider any such comments of the Equityholders’ Representative and request the Equityholders’ Representative’s consent to the resolution of any Tax Contest; and provided further that any failure by Buyer to provide any notice under this Section 9.5(c) to the Equityholders’ Representative will not relieve the Equityholders’ Representative of any obligation or liability to the Buyer Indemnified Parties, except and only to the extent that the Equityholders’ Representative demonstrates that it has been materially prejudiced by such failure by Buyer to timely provide such notice. No resolution of a Tax Contest without the consent of the Equityholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed) shall be dispositive of the right of a Buyer Indemnified Party to indemnification pursuant to Section 9.2 hereof.

SECTION 9.6.    Characterization of Indemnification Payments. The parties agree that any indemnification payments made pursuant to this Article IX shall be treated for all Tax purposes as an adjustment to the purchase price unless otherwise required by Law.

SECTION 9.7.    Sole and Exclusive Remedy. The indemnification provisions contained in this Article IX are intended to provide the sole and exclusive monetary remedy following the Closing as to all Damages or any claims or causes of action any Buyer Indemnified Party may incur or make arising from or relating to this Agreement, the Merger or the transactions contemplated hereby (it being understood that nothing in this Section 9.7 or elsewhere in this Agreement shall affect (i) the parties’ rights to specific performance or other similar equitable remedies, (ii) any rights arising out of claims Buyer or the Surviving Corporation may have under the Letters of Transmittal as to title and taxes delivered pursuant to Section 3.1, or (iii) the rights of Buyer or any other Buyer Indemnified Party with respect to any claim against an Equityholder in connection with any Fraud committed by such Equityholder).
ARTICLE X GENERAL PROVISIONS
SECTION 10.1.    Equityholders’ Representative.

(a)Appointment. By virtue of the adoption of this Agreement by the Company’s stockholders, and without further action of any Company stockholder, each

Equityholder shall be deemed to have irrevocably constituted and appointed Fortis Advisors LLC, a Delaware limited liability company (and by execution of this Agreement it hereby accepts such appointment) as exclusive agent and attorney-in-fact for and on behalf of the Equityholders (in their capacity as such), with full power of substitution, to act in the name, place and stead of each Equityholder with respect to this Agreement, the Equityholders’ Representative Engagement Agreement and the Escrow Agreement and the taking by the Equityholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by the Equityholders’ Representative under this Agreement, the Equityholders’ Representative Engagement Agreement or the Escrow Agreement, including the exercise power to: (i) accept on behalf of each Equityholder service of process and any notices required to be served on the Equityholders; (ii) authorize the release or delivery to Buyer of all or a portion of the Indemnity Escrow Fund in satisfaction of indemnification claims by Buyer or any other Buyer Indemnified Parties pursuant to Article IX (including by not objecting to such Claims); (iii) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to,
(A)Claims by Buyer or any other Buyer Indemnified Parties pursuant to Article IX or
(B)any dispute between any Buyer Indemnified Parties and any such Company Indemnified Party, in each case relating to this Agreement or the Escrow Agreement; and
(iv) take all actions necessary or appropriate in the judgment of the Equityholders’ Representative for the accomplishment of the foregoing. Notwithstanding the foregoing, the Equityholders’ Representative shall have no obligation to act on behalf of the Equityholders, except as expressly provided herein, in the Escrow Agreement and in the Equityholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Equityholders’ Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. The Equityholders’ Representative shall have authority and power to act on behalf of each Company Indemnified Party with respect to the disposition, settlement or other handling of all Claims under Article IX and all rights or obligations arising under Article IX. All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Company’s stockholders as a matter of contract law. The powers, immunities and rights to indemnification granted to the Equityholders’ Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable, may be delegated by the Equityholders’ Representative and shall survive the death, incompetence, bankruptcy, liquidation or incapacity of each Equityholder, and (ii) shall survive the delivery of an assignment by any Equityholder of the whole or any fraction of his, her or its interest in the Indemnity Escrow Fund. The Equityholders’ Representative may resign at any time and such agency may be changed by the holders of a majority in interest of the Indemnity Escrow Fund from time to time (including in the event of the death, disability or other incapacity of an Equityholders’ Representative that is an individual), and any such successor shall succeed the Equityholders’ Representative as Equityholders’ Representative hereunder. The immunities and rights to indemnification shall survive the resignation or removal of the Equityholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement. For the avoidance of doubt, any compromise or settlement of any matter by the Equityholders’ Representative hereunder shall be binding on, and fully enforceable against, all Equityholders. No bond shall be required of the Equityholders’ Representative, and the Equityholders’ Representative shall receive no compensation for its services other than pursuant to the terms of that certain Engagement Letter to be entered into by and among the Equityholders’ Representative, the Company and certain of the Equityholders.

(b)Limitation on Liability. Certain Equityholders have entered into an engagement agreement (the “Equityholders’ Representative Engagement Agreement”) with the Equityholders’ Representative to provide direction to the Equityholders’ Representative in connection with its services under this Agreement, the Escrow Agreement and the Equityholders’ Representative Engagement Agreement (such Equityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Equityholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Equityholders’ Representative Group”) shall be liable to any Person for any act of the Equityholders’ Representative taken in good faith and arising out of or in connection with the acceptance or administration of its duties under this Agreement, the Equityholders’ Representative Engagement Agreement and the Escrow Agreement (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith), except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Person as a direct result of the gross negligence or bad faith of the Equityholders’ Representative. The Equityholders will indemnify, defend and hold harmless the Equityholders’ Representative Group from and against any liabilities, losses, damages, penalties, fines, costs, claims, forfeitures, actions, fees, amounts paid in settlement, judgments or expenses (including the fees and expenses of counsel and experts and their staffs and all expense of (i) document location, duplication and shipment and (ii) seeking recovery from insurers) (collectively, “Representative Losses”) arising out of or in connection with the acceptance or administration of its duties under this Agreement, the Equityholders’ Representative Engagement Agreement and the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Equityholders’ Representative, the Equityholders’ Representative will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Equityholders’ Representative by the Equityholders’, any such Representative Losses may be recovered by the Equityholders’ Representative from (i) the funds in the Equityholder Expense Fund, and (ii) the amounts in the Indemnity Escrow Fund at such time as remaining amounts would otherwise be distributable to the Equityholders; provided, that while this Section 10.1 allows the

Equityholders’ Representative to be paid from the Equityholder Expense Fund and the Indemnity Escrow Fund, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Equityholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Equityholders’ Representative be required to advance its own funds on behalf of the Equityholders or otherwise. The Equityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Equityholders’ Representative or the termination of this Agreement. The Equityholders acknowledge that the Equityholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby.
Furthermore, the Equityholders’ Representative shall not be required to take any action unless the Equityholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Equityholders’ Representative against the costs, expenses and liabilities which may be incurred by the Equityholders’ Representative in performing such actions.

(c)Actions of the Equityholders’ Representative. From and after the Effective Time, a decision, act, consent or instruction of the Equityholders’ Representative shall constitute a decision of all Equityholders and shall be final, binding and conclusive upon each Equityholder and such Equityholder’s successors as if expressly confirmed and ratified in writing by such Equityholder, and all defenses which may be available to any Equityholder to contest, negate or disaffirm the action of the Equityholders’ Representative taken in good faith under this Agreement, the Escrow Agreement or the Equityholders’ Representative Engagement Agreement are waived. The Escrow Agent and Buyer may rely upon any decision, act, consent or instruction of the Equityholders’ Representative as being the decision, act, consent or instruction of each Equityholder. Buyer is hereby relieved from any liability to the Equityholders’ Representative or any Equityholder for any acts done by Buyer in accordance with any such decision, act, consent or instruction of the Equityholders’ Representative.

(d)Reliance by Equityholders’ Representative. The Equityholders’ Representative shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Equityholder or other party.

(e)Expenses. The Equityholder Expense Fund shall be held by the Equityholders’ Representative in a segregated client account and the Equityholders’ Representative shall use the Equityholder Expense Fund (i) to pay any Representative Losses incurred by the Equityholders’ Representative in fulfilling its obligations hereunder, under the Escrow Agreement or under the Equityholders’ Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group. The

Equityholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Equityholder Expense Fund other than as a result of its gross negligence or willful misconduct. The Equityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Equityholder Expense Fund and has no tax reporting or income distribution obligations. The Equityholders will not receive any interest on the Equityholder Expense Fund and assign to the Equityholders’ Representative any such interest. Subject to Advisory Group approval, the Equityholders’ Representative may contribute funds to the Equityholder Expense Fund from any consideration otherwise distributable to the Equityholders. The Equityholders’ Representative shall deliver any remaining balance of the Equityholder Expense Fund to the Payment Agent for further distribution to the Equityholders as soon as reasonably determined by the Equityholders’ Representative that the Equityholder Expense Fund is no longer required to be withheld.

SECTION 10.2.    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 10.3.    Costs and Attorneys’ Fees. Subject to the limitations set forth herein, including Article IX, in the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party’s costs and reasonable attorneys’ fees incurred in connection with each and every such action, suit or other proceeding, including any and all appeals and petitions therefrom.

SECTION 10.4.    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing, (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses
(a) or (b) of this Section 10.4 when transmitted and receipt is confirmed by telephone and
(d)if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement; provided, further, that with respect to notices deliverable to the Equityholders’ Representative, such notices shall be delivered solely via facsimile transmission or email:

Facsimile: (212) 521-7363 Attention: Sue Meng

(d)	if to the Equityholders’ Representative, to: Fortis Advisors LLC
Email: notices@fortisrep.com Facsimile No.: (858) 408-1843 Attention: Notices Department

SECTION 10.5.    Interpretation. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. References to Articles, Sections, Schedules or Exhibits in this Agreement, unless otherwise indicated, are references to Articles, Sections, Schedules and Exhibits of or to this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement. A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation. Any reference to a Governmental Authority shall be deemed also to refer to any successor thereto unless the context requires otherwise. All references to “$” or “dollars” herein shall be references to lawful currency of the United States of America. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation,” (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa, (iii) words of one gender shall be deemed to include the other gender as the context requires, (iv) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular term or provision of this Agreement, unless otherwise specified, (v) the use of the word “or” shall not be exclusive, and (vi) unless otherwise defined in this Agreement, accounting terms shall have the respective meanings assigned to them in accordance with GAAP consistently applied with the Company Financial Statements. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

SECTION 10.6.    Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the parties to this Agreement shall use their reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid, illegal or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

SECTION 10.7.    Entire Agreement. This Agreement (including the Company Disclosure Schedule, the other Schedules and the Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, except as otherwise expressly provided in this Agreement.

SECTION 10.8.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable, provided, however, that Buyer may assign this Agreement or any of its rights, interests or obligations hereunder to any of its Affiliates other than obligations to pay the Merger Consideration, which may only be assigned to Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns, including any successor to, or assignee of, all or substantially all of the business and assets of Buyer.

SECTION 10.9.    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for (i) the Company Indemnified Parties under Section 6.6, and (ii) the Buyer Indemnified Parties under Article IX.

SECTION 10.10. Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by all of the parties to this Agreement. Any failure of the parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver.
No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This Agreement may be amended by the parties hereto as provided in this Section 10.10 at any time before or after adoption of this Agreement by the Company stockholders, but, after such adoption, no amendment shall be made which by Law requires the further approval of the Company stockholders without obtaining such further approval. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties to this Agreement may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.10.

SECTION 10.11. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State irrespective of its conflicts of law principles. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting within the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for in the notices in Section 10.4. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

SECTION 10.12. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

SECTION 10.13. Exclusivity of Representations and Warranties. It is the explicit intent and understanding of each of the parties to this Agreement that no party to this Agreement, nor any of their respective Affiliates, representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those (a) set forth in this Agreement (as qualified by the Company Disclosure Schedule) and the certificates delivered pursuant to Article VII and (b) set forth in the Letters of Transmittal, and none of the parties to this Agreement is relying on any statement, representation or warranty, oral or written, express or implied, made by another party to this Agreement or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in (x) this Agreement and the certificates delivered pursuant to Article VII and (y) the Letters of Transmittal.

SECTION 10.14. Equitable Remedies. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that (a) the parties to this Agreement shall be entitled to obtain an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by each other party hereto under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Buyer would have entered into this Agreement. Each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 10.14 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

SECTION 10.15. Counterparts. This Agreement may be executed by facsimile, electronic mail transmission or in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Parent, Buyer, Merger Sub, the Company and the Equityholders’ Representative have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE PROVIDENCE SERVICE CORPORATION,
a Delaware corporation

By: /s/ R. Carter Pate     Name: R. Carter Pate
Title: Interim Chief Executive Officer

LOGISTICARE SOLUTIONS, LLC,
a Delaware limited liability company

By: /s/ Jeff Felton     Name: Jeff Felton
Title: Chief Executive Officer

CATAPULT MERGER SUB, INC.,
a Delaware corporation

By: /s/ Jeff Felton     Name: Jeff Felton
Title: President

CIRCULATION, INC.,
a Delaware corporation

By: /s/ Robin Heffernan     Name: Robin Heffernan
Title: Chief Executive Officer

FORTIS ADVISORS LLC,
a Delaware limited liability company

By: /s/ Ryan Simkin     Name: Ryan Simkin
Title: Managing Director